  As filed with the Securities and Exchange Commission on March 28, 2000

                                                 Registration No. 333-94805
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                       PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              GLOBAL CROSSING LTD.
             (Exact name of registrant as specified in its charter)

                                ---------------

         Bermuda                       4813                     98-0189783
     (State or other       (Primary standard industrial      (I.R.S. employer
   jurisdiction of            classification number)          identification
    incorporation or                                            number)
    organization)

                                  Wessex House
                                 45 Reid Street
                             Hamilton HM12, Bermuda
                                 (441) 296-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             CT Corporation System
                                 1633 Broadway
                               New York, NY 10019
                                 (212) 479-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:

            D. RHETT BRANDON, ESQ.                         JAMES C. GORTON, ESQ.
          Simpson Thacher & Bartlett                        Global Crossing Ltd.
             425 Lexington Avenue                          360 N. Crescent Drive
              New York, NY 10017                          Beverly Hills, CA 90210
                (212) 455-2000                                 (310) 385-5200

                                ---------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed Maximum
 Title of Each Class of                          Aggregate     Proposed Maximum
       Securities            Amount To Be      Offering Price     Aggregate        Amount of
    To Be Registered          Registered         per Share      Offering Price  Registration Fee
------------------------------------------------------------------------------------------------
6 3/8% Cumulative
 Convertible Preferred
 Stock, par value $0.01
 per share (the
 "Preferred Stock").....  10,000,000 shares         (1)              (1)          $324,720(1)
------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share,
 issuable upon
 conversion or exchange
 of the Preferred
 Stock.................. 30,000,000 shares(2)    $47.625(3)    $370,427,250(3)    $ 97,793(3)
------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share,
 issuable to pay
 dividends on the
 Preferred Stock........   1,200,000 shares         (1)              (1)          $ 14,711(1)
------------------------------------------------------------------------------------------------
 Total..................          --                 --               --          $437,224(4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       (Footnotes appear on following page)

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which shall specifically state that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Footnotes from preceding page)

(1)  Previously paid on January 18, 2000.

(2) Including up to 22,222,000 shares of Common Stock as may become issuable upon the conversion of the Preferred Stock.

(3) Pursuant to Rule 457(i) under the Securities Act, no additional filing fee is required with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock. The filing fee indicated relates to additional shares of Common Stock as may become issuable on exchange of the Preferred Stock. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high bid and low ask prices for the Common Stock on the Nasdaq National Market on March 24, 2000.

(4)  $339,431.40 previously paid on January 18, 2000.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion, dated March 28, 2000

PROSPECTUS

                         [LOGO OF Global Crossing Ltd.]

       10,000,000 Shares of 6 3/8% Cumulative Convertible Preferred Stock

                                      and

                     31,200,000 Shares of Common Stock

                                  -----------


  We issued the preferred stock in a private placement in November 1999. The shares of preferred stock have been subject to important transfer restrictions described in the offering memorandum that we used in that private placement. This prospectus is part of a registration statement that registers under the Securities Act the following securities to make them all freely tradeable:

  . the shares of preferred stock of the holders named on pages 58 through 61;

  . the shares of common stock into which the shares of preferred stock may be converted or exchanged; and

  . the shares of common stock that we may use to pay dividends on the shares of preferred stock.

  In particular:

  . The holders of our preferred stock named on pages 58 through 61 should deliver this prospectus when they offer or sell their shares. Buyers who purchase from them will receive freely tradeable stock.

  . We will deliver this prospectus when any holder of preferred stock converts shares of preferred stock into shares of our common stock, so that this common stock is freely tradeable.

  . We will deliver this prospectus in connection with resales of shares of common stock that we may issue to pay cash dividends on the shares of preferred stock, so that this common stock is freely tradeable.

  Our common stock trades on the Nasdaq National Market and the Bermuda Stock Exchange under the symbol "GBLX". On March 24, 2000, the closing bid price of our common stock on the Nasdaq National Market was $47 1/4 per share. We do not intend to list our preferred stock on any exchange or on Nasdaq.

                                  -----------

  Investing in our preferred stock and common stock involves risks, which we describe in the "Risk Factors" section beginning on page 23 of this prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------



                     The date of this prospectus is      .

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................  ii
Incorporation by Reference.................................................  ii
Summary....................................................................   1
Risk Factors...............................................................  23
Cautionary Statement Regarding Forward-Looking Statements..................  33
Use of Proceeds............................................................  33
Ratio of Earnings to Fixed Charges and Preferred Dividends.................  34
Dividend Policy............................................................  34
Dilution...................................................................  34
Description of the Preferred Stock.........................................  35
Book-Entry Procedures and Settlement.......................................  47
Description of Common Stock................................................  49
Certain Income Tax Consequences............................................  51
Selling Shareholders.......................................................  58
Plan of Distribution.......................................................  62
Legal Matters..............................................................  64
Experts....................................................................  64
Service of Process and Enforcement of Liabilities..........................  64

                               ----------------

   The Bermuda Monetary Authority has given its consent to the issue and the transfer of the shares of preferred stock and common stock covered by this prospectus. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

   The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under that Act, to purchase any shares in our capital stock or any debt securities that we may issue. Under the terms of the consent given to us by the Bermuda Monetary Authority, the issuance and transfer of the shares of preferred stock and common stock covered by this prospectus between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the public reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

   You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

    Investor Relations
    Global Crossing Ltd.
    360 N. Crescent Drive
    Beverly Hills, CA 90210
    310-385-5200

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

  . our annual report on Form 10-K for the fiscal year ended December 31, 1999;

  . our current reports on Form 8-K filed on January 11, 2000, as amended by Form 8-K/A filed on January 19, 2000; February 18, 2000; March 2, 2000; and March 3, 2000;

  . the financial statements of Frontier Corporation and the Global Marine Systems business of Cable & Wireless Plc incorporated by reference or included in our registration statement on Form S-4 (File No. 333-86693), filed with the SEC on September 8, 1999; and

  . all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until all the shares of preferred stock which this prospectus covers are sold and all shares of common stock that we may issue under this prospectus are sold.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                    SUMMARY

   This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

                              Global Crossing Ltd.

   We are building and offering services over the world's first integrated global fiber optic network, consisting of 101,000 announced route miles and serving five continents, 27 countries and more than 200 major cities. Upon completion of our currently announced systems, our network and its telecommunications and Internet product offerings will be available in markets constituting over 80% of the world's international communications traffic.

   We are included in both the S&P 500 index and the Nasdaq 100 index. Our operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California; Morristown, New Jersey; and Rochester, New York.

   We are incorporated in Bermuda, and the address of our principal executive offices is Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our web site located at www.globalcrossing.com.

                            Recent Development

   On March 2, 2000, we announced plans to create a new class of common stock that will track the performance of our complex web hosting business operated by our wholly-owned subsidiary, GlobalCenter Inc. The creation of this new class of common stock will be subject to shareholder approval. We expect to complete this transaction in the summer of 2000, subject to market conditions.

                             About This Prospectus

Securities covered..........  This prospectus covers the offer and sale of the following:

                                 . up to 10,000,000 shares of preferred stock which the shareholders named on pages 58 through 61 own;

                                 .  up to 30,000,000 shares of our common
                                    stock which we may issue upon conversion or exchange of the shares of preferred stock; and

                                 . up to 1,200,000 shares of our common stock which we may issue to pay cash dividends on the shares of preferred stock.

                          Terms of the Preferred Stock

Issuer......................  Global Crossing Ltd., a Bermuda company

Liquidation preference......  $100.00 per share

Dividends...................     .  Dividend rate: 6 3/8% of the liquidation
                                    preference per annum on a cumulative basis from the date of issuance

                                 .  Dividend payment dates: quarterly, on
                                    February 1, May 1, August 1 and November 1
                                    of each year, beginning on February 1,
                                    2000

                                 .  Type of dividend: Holders will receive
                                    cash. We will have the option to deliver shares of our common stock to the transfer agent for the preferred stock, which will resell those shares of common stock and use the proceeds to pay cash dividends to the holders of shares of preferred stock.

Conversion..................  Each share of preferred stock may be converted, at the option of the holder, into 2.2222 shares of our common stock.

                                 .  Conversion price: $45.00, subject to
                                    adjustment in a number of circumstances
                                    described under "Description of the
                                    Preferred Stock--Adjustments to the
                                    Conversion Price" on page 41

                              The right to convert shares that have been called for redemption will terminate on the close of business on the business day immediately preceding the redemption day.

Non-mandatory redemption....  We may redeem for cash all or any part of the shares of preferred stock in the following cases:

                                 1.Optional redemption:

                                    .  Redemption period: at any time after
                                       November 1, 2004, at our option

                                    .  Redemption price: 103.1875% of the
                                       liquidation preference if the shares
                                       are redeemed in 2004, and thereafter
                                       this percentage gradually declines to
                                       100% on and after November 1, 2009,
                                       plus accumulated and unpaid dividends
                                       to the redemption date

                                 2.Tax redemption:

                                    .  Redemption period: at any time, at our
                                       option, if we are required to pay
                                       additional amounts to the holders of
                                       the shares of preferred stock to offset
                                       specified adverse tax consequences
                                       resulting from a change in applicable
                                       laws or regulations

                                    .  Redemption price: 100% of the
                                       liquidation preference, plus accrued
                                       and unpaid dividends to the redemption
                                       date

Mandatory redemption........  None

Change in control put right.  If we become subject to a change in control, each holder of shares of preferred stock will have the right to require us to purchase any or all of the shares of that holder at a purchase price in cash equal to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of purchase. This right of holders will be subject to our obligation to offer to repay a substantial portion of our own and our subsidiaries' indebtedness and offer to redeem outstanding shares of a series of preferred stock of a subsidiary that are tendered for redemption in connection with a change in control of Global Crossing. When we have satisfied these obligations and, subject to the legal availability of funds for this purpose, we will purchase all shares tendered upon a change in control.

Voting rights...............  The holders of preferred stock will not be entitled to any voting rights, except:

                                 .  as required by law;

                                 . to approve amendments to the certificate of designations of the preferred stock which would adversely affect, alter or change the powers, preferences or special rights of the preferred stock; and

                                 . if six quarterly dividends on the shares of preferred stock are accrued and unpaid, the holders of shares of preferred stock, voting as a single class with holders of other series of preferred stock that rank equally or senior to the preferred stock and have similar voting rights, will be entitled to elect at the next annual shareholder meeting two directors on our board to serve until all accumulated and unpaid dividends have been paid or declared and funds have been set aside for their payment.

Registration rights.........  We have agreed for the benefit of the holders of preferred stock that we will maintain a shelf registration statement continuously effective under the Securities Act for a period of up to two years after the shelf registration statement first becomes effective or for a shorter period if all restricted securities traded under the shelf registration statement have been sold.

                              If we do not satisfy these obligations, we will be required to pay liquidated damages.

Ranking.....................  The preferred stock will be, with respect to dividend rights and upon liquidation, winding up or dissolution:

                                 . junior to all our existing and future debt obligations;

                                 .  junior to each other class or series of
                                    our capital stock other than (a) our
                                    common stock and any other class or series of our capital stock the terms of which provide that that class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that that class or series will rank on a parity with the preferred stock;

                                 . on a parity with each class or series of our capital stock the terms of which provide that that class or series will rank on a parity with the preferred stock, including

                                    (a) $500 million of our 7% cumulative
                                    convertible preferred stock which we
                                    issued in a private placement on December
                                    15, 1999 and (b) $400 million of our 6
                                    3/8% cumulative convertible preferred
                                    stock, series B, which we issued to
                                    Hutchison Whampoa Limited upon completion of the transaction described in the second paragraph under "-- Selected historical financial information" on page 5; and

                                 . senior to our common stock and any other class or series of our capital stock the terms of which provide that that class or series will rank junior to the preferred stock.

Use of proceeds.............  We will not receive any proceeds from sales of securities under this prospectus.


Trading.....................  Our common stock currently trades on the Nasdaq
                              National Market and the Bermuda Stock Exchange under the symbol "GBLX". We have not applied and do not intend to apply for the listing of the preferred stock on any securities exchange.

                 Selected historical financial information

   We acquired Global Marine Systems on July 2, 1999 and Frontier on September 28, 1999.

   On November 24, 1999, we formed, together with Softbank Corp. and Microsoft Corporation, a new joint venture company called Asia Global Crossing. We have contributed to Asia Global Crossing our 57.75% ownership interest in Pacific Crossing and our development rights in East Asia Crossing. Among other things, each of Softbank and Microsoft contributed $175 million in cash to Asia Global Crossing. Also on November 24, 1999, we acquired Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc. On January 12, 2000, we formed a joint venture with Hutchison Whampoa Limited, called Hutchison Global Crossing, and issued $400 million aggregate liquidation preference of our 6 3/8% cumulative convertible preferred stock, series B, to Hutchison Whampoa.

   On February 22, 2000, we announced a definitive agreement to acquire IXnet, Inc., a leading provider of specialized IP-based network services to the global financial services community, and its parent company, IPC Communications, Inc., in exchange for shares of our common stock valued at approximately $3.8 billion. Under the terms of the definitive merger agreement, 1.184 shares of our common stock will be exchanged for each share of IXnet common stock not owned by IPC and 5.417 shares of our common stock will be exchanged for each share of IPC common stock. We expect the acquisition to be completed in the second quarter of 2000. The acquisition is subject to regulatory approval and customary closing conditions.

   In the following tables, we provide selected historical financial information for (1) Global Crossing, (2) Global Marine Systems, (3) Frontier,
(4) Racal Telecom and (5) HCL Holdings Limited, a group of wholly-owned subsidiaries of Hutchison Whampoa which has been contributed into the Hutchison Global Crossing joint venture. We do not provide any separate historical financial information relating to the Asia Global Crossing joint venture, as all relevant historical financial information is reflected in the historical financial information of Global Crossing.

   The selected historical financial information presented in the following tables has been derived from the audited and unaudited financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings for the periods presented. This information is only a summary, and you should read it together with the more detailed historical financial information included or incorporated by reference in this document. For instructions on how to obtain information incorporated by reference, see "Where You Can Find More Information" on page ii.

Global Crossing selected historical financial information

   The table below shows the selected historical financial information for Global Crossing. This information has been prepared using the consolidated financial statements of Global Crossing as of the dates indicated and for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999. The consolidated income statement data below for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from financial statements audited by Arthur Andersen, independent public accountants, which are incorporated by reference in this document. We derived the remaining data from unaudited condensed consolidated financial statements.

   In reading the following selected historical financial information, please note the following:

  . The statement of operations data for the year ended December 31, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through December 31, 1999; the results of Frontier for the period from September 30, 1999, date of acquisition, through

     December 31, 1999; and the results of Racal Telecom for the period from November 24, 1999; date of acquisition, through December 31, 1999. The consolidated balance sheet as of December 31, 1999 includes amounts related to Global Marine Systems, Frontier and Racal Telecom.

  . During the year ended December 31, 1999, we recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities". See the "Cumulative effect of change in accounting principles" item in the statement of operations data.

  . During the years ended December 31, 1999 and 1998, we recognized $51 million and $39 million, respectively, of stock-related expense relating to stock options and rights to purchase stock issued during that period which entitle the holders to purchase common stock. See the "Stock-related expense" item in the statement of operations data.

  . On December 15, 1999, we issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million. Each share of preferred stock is convertible into 4.6948 shares of common stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%.

  . On November 24, 1999, we completed our acquisition of Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

  . On November 12, 1999, our wholly owned subsidiary, Global Crossing Holdings Ltd., issued two series of senior unsecured notes, which we refer to in this document as the "new senior notes". The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million, and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million. The new senior notes are guaranteed by us. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

  . On November 5, 1999, we issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of common stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%.

  . On September 28, 1999, we completed the acquisition of Frontier in a merger transaction valued at over $10 billion, with Frontier shareholders receiving 2.05 shares of our common stock for each share of Frontier common stock held. Frontier is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

  . On July 2, 1999, we completed our acquisition of the Global Marine Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

  . On May 16, 1999, we entered into a definitive agreement to merge with U S WEST, Inc. On July 18, 1999, we and U S WEST agreed to terminate our merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid us a termination fee of $140 million in cash and returned 2,231,076 shares of our common stock purchased in a related tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to us for this capacity of $140 million over the next two years. During the year ended December 31, 1999, we recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.


  . The "Termination of advisory services agreement" item in the statements of operations data includes a charge for the termination of the advisory services agreement as of June 30, 1998. We acquired the rights from those entitled to fees payable under the advisory services agreement in consideration for the issuance of common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to us under a related advance agreement. As a result of this transaction, we recorded a non-recurring charge in the approximate amount of $138 million during the year ended December 31, 1998. In addition, we recognized as an expense approximately $2 million of advisory fees incurred before the termination of the contract.

  . We granted warrants to Pacific Capital Group, Inc., a shareholder, and some of its affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was originally allocated to "Construction in progress" in the amount of $112 million and as "Investment in and advances to/from affiliates" in the amount of $163 million. See the "property and equipment" item in the balance sheet data. The "Investment in and advance to/from affiliates" item in the balance sheet data includes $163 million as of December 31, 1999 and 1998, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue, and amounts relating to the termination of the advisory services agreement this definition is consistent with financial covenants contained in our major financial agreements. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, which we refer to as "GAAP". Our calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

                   Global Crossing Ltd. and Subsidiaries

          (in thousands, except share and per share information)

                                                                  Period from
                                                                 March 19, 1997
                             Year Ended        Year Ended     (Date of Inception)
                          December 31, 1999 December 31, 1998 to December 31, 1997
                          ----------------- ----------------- --------------------
Statement of Operations
 Data:
Revenue.................     $ 1,664,824       $   419,866        $       --
                             -----------       -----------        -----------
Expenses:
 Cost of sales..........         850,483           178,492                --
 Operations,
  administration and
  maintenance...........         133,202            18,056                --
 Sales and marketing....         149,119            26,194              1,366
 Network development....          26,153            10,962                 78
 General and
  administrative........         210,107            26,303              1,618
 Stock related expense
  ......................          51,306            39,374                --
 Depreciation and
  amortization..........         124,294               541                 39
 Goodwill and
  intangibles
  amortization..........         127,621               --                 --
 Termination of advisory
  services agreement ...             --            139,669                --
                             -----------       -----------        -----------
                               1,672,285           439,591              3,101
                             -----------       -----------        -----------
Operating loss..........          (7,461)          (19,725)            (3,101)
Equity in income (loss)
 of affiliates..........          15,708            (2,508)               --
Minority interest.......          (1,338)              --                 --
Other income (expense):
 Interest income........          67,407            29,986              2,941
 Interest expense.......        (139,077)          (42,880)               --
 Other income, net......         180,765               --                 --
Provision for income
 taxes..................        (126,539)          (33,067)               --
                             -----------       -----------        -----------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............         (10,535)          (68,194)              (160)
Extraordinary loss on
 retirement of debt.....         (45,681)          (19,709)               --
                             -----------       -----------        -----------
Loss before cumulative
 effect of change in
 accounting principle...         (56,216)          (87,903)              (160)
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1,400.................         (14,710)              --                 --
                             -----------       -----------        -----------
Net loss................         (70,926)          (87,903)              (160)
Preferred stock
 dividends..............         (66,642)          (12,681)           (12,690)
Redemption of preferred
 stock..................             --            (34,140)                --
                             -----------       -----------        -----------
Net loss applicable to
 common shareholders....     $  (137,568)      $  (134,724)       $   (12,850)
                             ===========       ===========        ===========
Net Loss Per Common
 Share:
Loss applicable to
 common shareholders
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle
Basic and diluted.......     $     (0.15)      $     (0.32)       $     (0.04)
                             ===========       ===========        ===========
Extraordinary item
 Basic and diluted......     $     (0.09)      $     (0.06)       $       --
                             ===========       ===========        ===========
Cumulative effect of
 change in accounting
 principle
 Basic and diluted......     $     (0.03)      $       --         $       --
                             ===========       ===========        ===========
Net loss applicable to
 common shareholders
 Basic and diluted......     $     (0.27)      $     (0.38)       $     (0.04)
                             ===========       ===========        ===========
Shares used in computing
 basic and diluted loss
 per share..............     502,400,851       358,735,340        325,773,934
                             ===========       ===========        ===========
Other Operating Data:
Cash from operating
 activities.............     $   506,084       $   208,727        $     5,121
Cash used for investing
 activities.............      (4,009,977)         (430,697)          (428,743)
Cash from financing
 activities.............       4,330,799         1,027,110            425,075
Adjusted EBITDA ........     $   708,181       $   364,948        $   343,233

                   Global Crossing Ltd. and Subsidiaries

                              (in thousands)

                                                       December 31,
                                              ---------------------------------
                                                 1999         1998       1997
                                              -----------  ----------  --------
Balance sheet data:
Current assets including cash and cash
 equivalents and restricted cash and cash
 equivalents................................  $ 2,946,533  $  976,615  $ 27,744
Long term restricted cash and cash
 equivalents................................      138,118     367,600       --
Long term accounts receivable...............       52,052      43,315       --
Capacity available for sale.................          --      574,849       --
Property and equipment, net ................    6,026,053     433,707   518,519
Other assets................................      661,442      65,757    25,934
Investment in and advances to/from
 affiliates, net............................      323,960     177,334       --
Goodwill and intangibles, net...............    9,557,422         --        --
                                              -----------  ----------  --------
 Total assets...............................  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========
Current liabilities.........................  $ 1,852,593  $  256,265  $ 90,817
Long term debt..............................    5,018,544   1,066,093   312,325
Deferred revenue............................      383,287      25,325       --
Deferred credits and other..................      796,606      34,174     3,009
                                              -----------  ----------  --------
Total Liabilities...........................    8,051,030   1,381,857   406,151
Minority interest...........................      351,338         --        --
Mandatorily redeemable and cumulative
 convertible preferred stock ...............    2,084,697     483,000    91,925
Shareholders' equity
 Common stock...............................        7,992       4,328     3,258
 Treasury stock.............................     (209,415)   (209,415)      --
 Other shareholders' equity.................    9,578,927   1,067,470    71,023
 Accumulated deficit........................     (158,989)    (88,063)     (160)
                                              -----------  ----------  --------
Total shareholders' equity..................    9,218,515     774,320    74,121
                                              -----------  ----------  --------
Total liabilities and shareholders' equity..  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========

Global Marine Systems selected historical financial information

   The table below shows selected historical financial information for Global Marine Systems presented in United States GAAP. This information has been prepared using the combined financial statements of Global Marine Systems as of the dates indicated and for each of the fiscal years in the five-year period ended March 31, 1999. The combined income statement data below for each of the three fiscal years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from United Kingdom GAAP financial statements audited by KPMG Audit Plc, chartered accountants, which are incorporated by reference in this document. The combined income statement data below for each of the fiscal years ended March 31, 1996 and 1995 and the combined balance sheet data as of March 31, 1997, 1996 and 1995 were derived from management accounts.

   The unaudited translations of Global Marine Systems' sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                      For the Years Ended March 31,
                         ----------------------------------------------------------------------------------------
                                   1999                1998            1997            1996            1995
                         ------------------------ --------------- --------------- --------------- ---------------
                                                                                            (unaudited)
                                                              (in thousands)
Operating revenues...... $347,335 (Pounds)209,997 (Pounds)170,953 (Pounds)181,987 (Pounds)147,996 (Pounds) 79,778
Income from continuing
 operations.............   47,051          28,447          13,843          18,992          26,923          10,829
Total assets............  753,333         466,749         441,899         380,635         359,148         235,459
Long-term obligations... $261,923 (Pounds)162,282 (Pounds)198,055 (Pounds)163,209 (Pounds)167,454 (Pounds) 54,900

Frontier selected historical financial information

   The table below shows selected historical financial information for Frontier. This information has been prepared using the consolidated financial statements of Frontier as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The consolidated income statement data below for each of the fiscal years in the five-year period ending December 31, 1998 and the consolidated balance sheet data as of December 31, 1994 through December 31, 1998 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, of which the financial statements for the three-year period ending December 31, 1998 are incorporated by reference in this document. Global Crossing derived the remaining data from unaudited consolidated financial statements, which are incorporated by reference in this document.

   Revenues have been impacted by the following acquisitions for the periods presented:

  . On February 27, 1998, Frontier acquired GlobalCenter Inc., a leading provider in digital distribution, Internet and data services headquartered in Sunnyvale, California. Frontier acquired all of the outstanding shares of GlobalCenter and issued 6.4 million shares to effect this merger. At the time of the merger, GlobalCenter had 1.1 million stock options and warrants outstanding as converted into Frontier equivalents. This transaction was accounted for using the pooling of interests method of accounting and, accordingly, historical information has been restated to include GlobalCenter.

  . In August 1995, Frontier merged with ALC Communications Corporation. Frontier exchanged two shares of its common stock for each ALC common share. The total shares issued by Frontier to effect the merger were
     69.2 million. In March 1995, Frontier acquired American Sharecom Inc. Frontier acquired all of the outstanding shares of American Sharecom for approximately 8.7 million shares of Frontier common stock. These transactions were accounted for as poolings of interests and, accordingly, historical information has been restated to include ALC and American Sharecom.

  . In 1995, Frontier paid $318.4 million in cash for several acquisitions that were accounted for as purchases. These purchase acquisitions were Minnesota Southern Cellular Telephone Company, ConferTech International, Inc., WCT Communications, Inc., Enhanced Telemanagement, Schneider Communications, Inc. and Schneider Communications' 80.8 percent interest in LinkUSA Corporation and Link-VTC, Inc. In February 1996, Frontier acquired the remaining 19.2 percent interest in LinkUSA Corporation for $2.3 million in cash, and in June 1996 made a payment of $4.3 million to Link-VTC, Inc. in settlement of the original earnout agreement.

   The following extraordinary, unusual or infrequently occurring items have impacted net income for the periods presented:

  . During the nine-month period ended September 30, 1999, Frontier recorded a $74.5 million charge for costs related to the merger with Global Crossing. These charges primarily include investment banker fees, legal fees, accelerated restricted stock compensation and other direct costs.

  . In the first quarter of 1998, Frontier recorded a pre-tax charge of $6.5 million associated with the acquisition of GlobalCenter. These charges included investment banker fees, legal fees and other direct costs.

  . In October 1997, Frontier recorded a pre-tax charge of $86.8 million consisting of a restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge was primarily associated with a workforce reduction, program cancellations and discontinuing some product lines. The provision for asset and lease impairments primarily relates to long term assets and some lease obligations Frontier was in the process of disposing of or exiting.

  . In March 1997, Frontier recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of Frontier's major carrier customer's one-plus traffic volume to other networks and Frontier's overall network integration efforts.

  . In November 1996, Frontier recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of specified Frontier pension plans and a $20.8 million charge primarily to the write-off of unrecoverable product development costs for its conference calling product line.

  . In December 1996, Frontier, through GlobalCenter, recorded a pre-tax charge of $18.9 million related to the write-off of in-process product development costs associated with the 1996 merger with GCIS, an Internet management services company.

  . Frontier's 1995 operating results reflect pre-tax acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC Communications.

  . Frontier determined in 1995 that Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation", was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets. As a result of the discontinuance of FAS 71, Frontier recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million, as of September 30, 1995. Frontier also recorded a $9.0 million loss on the early extinguishment of debt in 1995.

                     Frontier Corporation and Subsidiaries
                  (in thousands, except per share information)

                           Nine Months   Nine Months
                              Ended         Ended                    Year Ended December 31,
                          September 30, September 30, ----------------------------------------------------------
                              1999          1998         1998        1997        1996        1995        1994
                          ------------- ------------- ----------  ----------  ----------  ----------  ----------
                                  (unaudited)
Consolidated Statements
 of Income:
Revenues................   $ 1,995,556   $1,938,522   $2,593,558  $2,374,809  $2,588,519  $2,150,328  $1,667,545
Costs and expenses......     1,835,514    1,708,518    2,276,162   2,288,651   2,220,296   1,865,492   1,341,919
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Operating income........       160,042      230,004      317,396      86,158     368,223     284,836     325,626
Interest expense........        48,739       39,516       55,318      48,239      43,312      53,572      50,216
Other income, net of
 other expense..........        19,643       33,480       45,025      38,070      15,850      14,991      20,922
Income taxes............        77,181       96,634      129,560      44,188     142,556     101,126     109,078
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............        53,765      127,334      177,543      31,801     198,205     145,129     187,254
Extraordinary items.....           --           --           --          --          --     (121,208)        --
Cumulative effect of
 changes in accounting
 principles.............           --        (1,755)      (1,755)        --       (8,018)     (1,477)     (7,197)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Consolidated net
 income.................        53,765      125,579      175,788      31,801     190,187      22,444     180,057
Dividends on preferred
 stock..................          (510)        (754)      (1,005)     (1,019)     (1,182)     (1,191)     (1,187)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income applicable to
 common stock...........   $    53,255   $  124,825   $  174,783  $   30,782  $  189,005  $   21,253  $  178,870
                           ===========   ==========   ==========  ==========  ==========  ==========  ==========
Earnings per common
 share:
Income before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles
 Basic..................                              $     1.03  $      .18  $     1.19  $      .94  $     1.26
 Diluted................                                    1.02         .18        1.18         .88        1.16
Cash dividends declared
 per common share.......   $      .100   $     .668   $      .89  $     .875  $     .855  $     .835  $     .815
Consolidated Balance
 Sheets (at period end):
Current assets..........   $   644,023                $  566,674  $  490,305  $  477,761  $  524,200  $  673,826
Property, plant and
 equipment, net.........     2,189,138                 1,677,559   1,046,884     975,982     883,046   1,034,442
Goodwill and customer
 base, net..............     7,794,241                   484,015     517,754     538,296     550,081     222,442
Deferred and other
 assets.................       431,614                   330,495     432,977     237,353     154,088     130,084
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total assets...........   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========
Current liabilities.....   $   750,974                $  567,697  $  492,978  $  424,397  $  506,073  $  305,698
Long-term debt..........     1,800,651                 1,350,821     934,681     677,570     618,867     661,549
Other long-term
 liabilities............        31,928                       --          --          --          --          --
Deferred income taxes...           --                     40,046      10,927       2,542      15,644      98,217
Deferred employee
 benefits obligation....        89,596                    81,925      74,965      57,573      58,385      46,001
Shareholder's equity....     8,385,867                 1,018,254     974,369   1,067,310     912,446     949,329
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total liabilities and
  shareholders' equity..   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========

Racal Telecom selected historical financial information

   The table below shows selected historical financial information for Racal Telecom prepared in United States GAAP. This information has been prepared using the combined financial statements of Racal Telecom as of the dates indicated and for each of the fiscal years in the three-year period ended March 31, 1999. The combined income statement data below for each of the two years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from financial statements audited by Deloitte & Touche, chartered accountants, which are incorporated by reference in this document. We derived the remaining data from unaudited combined financial statements.

   The unaudited translations of Racal Telecom's sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                         For the Years Ended March 31,
                          ------------------------------------------------------------
                                     1999                   1998            1997
                          ---------------------------  --------------- ---------------
                          (unaudited)         (in thousands)
Revenues................   $492,130   (Pounds)295,800  (Pounds)273,000 (Pounds)260,000
Income (loss) from
 continuing operations..    (30,450)          (18,300)          12,100          16,000
Total assets............    656,250           401,200          355,900         311,700
Long-term obligations...   $118,920   (Pounds) 72,700  (Pounds) 86,400 (Pounds)101,200

HCL Holdings selected historical financial information

   The table below shows selected historical financial information for HCL Holdings prepared in United States GAAP. This information has been prepared using the combined financial statements of HCL Holdings as of the dates indicated and for each of the years in the three-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The combined financial information below as of and for each of the three years ended December 31, 1998 were derived from financial statements audited by PricewaterhouseCoopers, certified public accountants, which are incorporated by reference in this document. The combined financial information below as of and for the nine months ended September 30, 1999 and 1998 were derived from unaudited combined financial statements.

                          For the Nine   For the Nine
                          Months Ended   Months Ended    For the Years Ended December 31,
                          September 30,  September 30, --------------------------------------
                              1999           1998          1998          1997         1996
                          -------------  ------------- ------------  ------------  ----------
                                  (unaudited)
                                                   (in thousands)
Revenues................  HK$  615,940    HK$ 735,933  HK$  950,120  HK$1,262,106  HK$790,995
Income (loss) from
 continuing operations..      (190,748)   HK$(177,318)     (279,526)     (356,847)   (153,626)
Total assets............     2,364,497                    1,857,539     1,369,610     705,687
Long-term obligations...  HK$3,022,594                 HK$2,306,024  HK$1,403,847  HK$704,586

   The unaudited translations of HCL Holdings' Hong Kong dollar amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999. The convenience translations should not be construed as representations that the Hong Kong dollar amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                     For the Nine  For the Year
                                                     Months Ended     Ended
                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                            (unaudited)
                                                           (in thousands)
      Revenues......................................   $ 79,429      $122,664
      Income (loss) from continuing operations......    (24,598)      (36,088)
      Total assets..................................    304,401       239,794
      Long-term obligations.........................   $389,123      $297,690

                 Recent Financial Accounting Developments

   During the third and fourth quarters of 1999, changes in our business activities, together with a newly effective accounting standard, caused us to modify some of our practices regarding recognition of revenue and costs related to sales of capacity. None of the accounting practices described below affect our cash flows.

   As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN
43), which became effective July 1, 1999, we have accounted revenue from terrestrial circuits sold after that date as operating leases and have amortized that revenue over the terms of the related contracts. Previously, we had recognized these sales as current revenue upon activation of the circuits. This deferral in revenue recognition has no impact on cash flow.

   With the consummation of the Frontier acquisition on September 28, 1999, service offerings became a significant source of our revenue. Consequently, we initiated service contract accounting for our subsea systems during the fourth quarter, because we, since that date, no longer hold subsea capacity exclusively for sale. As a result, since the beginning of the fourth quarter, we have depreciated investments in both subsea and terrestrial systems over their remaining economic lives and have recognized revenue related to service contracts over the terms of the contracts. We have recognized revenue and costs related to the sale of subsea circuits upon activation, if the criteria of sales-type lease accounting have been satisfied with respect to those circuits.

   During the fourth quarter, our global network service capabilities were significantly expanded by the activation of several previously announced systems and by the integration of other networks obtained through acquisition and joint venture agreements. With this network expansion, we began offering our customers flexible bandwidth products to multiple destinations, which makes the historical practice of fixed, point-to-point routing of traffic and restoration capacity both impractical and inefficient. To ensure the required network flexibility, we will modify our future capacity purchase agreements and our network management in a manner that precludes the use of sales-type lease accounting.

   Because of these contract changes and the network management required to meet customer demands for flexible bandwidth, multiple destinations and system performance, we anticipate that most of the contracts for subsea circuits entered into after January 1, 2000 will be part of a service offering and, therefore, will not meet the criteria of sales-type lease accounting and will be accounted for as operating leases. Consequently, we will defer revenue related to those circuits and amortize it over the appropriate term of the contract. In certain circumstances, if a contract meets all of the requirements of sales-type lease accounting, we will recognize revenue without deferral upon payment and activation.

   We note that accounting practice and authoritative guidance regarding the applicability of sales-type lease accounting to the sale of capacity is still evolving. Based on the accounting practices described above, we believe that additional changes, if any, in accounting practice or authoritative guidance affecting sales of capacity would have little or no impact on our results of operations.

                           Global Crossing Ltd.

            Selected Unaudited Pro Forma Financial Information


   The following unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture, which we refer to as "Pro Forma Global Crossing Ltd.", has been prepared to demonstrate how these companies or businesses might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the offering of our 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (6) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999 and (7) the offering of our 7% cumulative convertible preferred stock completed on December 15, 1999 had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to (a) the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture or (b) the IPC and IXnet mergers.

   We have prepared the pro forma financial information using the purchase method of accounting. We expect that we will have reorganization and restructuring expenses and potential synergies relating to the acquisitions of Global Marine Systems and Racal Telecom, the Hutchison Global Crossing joint venture and the acquisition of Frontier's long distance business and increased opportunities to earn more revenue as a result of those transactions. The unaudited pro forma information does not reflect these expenses and synergies.

   The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Global Marine Systems, Frontier and Racal Telecom acquisitions and the Hutchison Global Crossing joint venture had taken place earlier or the future results that the companies will experience after completion of these transactions.

   You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings, which are incorporated by reference in this document.

                      Pro Forma Global Crossing Ltd.

           Unaudited Pro Forma Condensed Combined Balance Sheet

                          as of December 31, 1999

                              (in thousands)

                                         Global        Hutchison      Global
                                        Crossing    Global Crossing  Crossing
                                      Historical(1) Adjustments(2)   Pro Forma
                                      ------------- --------------- -----------
ASSETS
Current Assets:
 Cash, restricted cash and
  investments.......................   $ 1,726,793     $(50,000)    $ 1,676,793
 Accounts receivable, net...........       966,973          --          966,973
 Other assets and prepaid costs.....       252,767          --          252,767
                                       -----------     --------     -----------
   Total Current Assets.............     2,946,533      (50,000)      2,896,533
Restricted cash and cash
 equivalents........................       138,118          --          138,118
Accounts receivable.................        52,052          --           52,052
Property and equipment, net.........     6,026,053      (83,800)      5,942,253
Goodwill and other intangibles,
 net................................     9,557,422          --        9,557,422
Investment in and advances to/from
 affiliates, net....................       323,960      538,800         862,760
Other assets, net...................       661,442          --          661,442
                                       -----------     --------     -----------
   Total Assets.....................   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction costs.........   $   275,361     $    --      $   275,361
 Accounts payable and accrued
  liabilities.......................       944,780        5,000         949,780
 Accrued interest and preferred
  dividends.........................        66,745          --           66,745
 Deferred revenue...................       127,367          --          127,367
 Income taxes payable...............       140,034          --          140,034
 Current portion of long term
  debt..............................         5,496          --            5,496
 Other current liabilities..........       292,810          --          292,810
                                       -----------     --------     -----------
   Total Current Liabilities........     1,852,593        5,000       1,857,593
 Long term debt.....................     5,018,544          --        5,018,544
 Deferred revenue...................       383,287          --          383,287
 Deferred credits and other.........       796,606          --          796,606
                                       -----------     --------     -----------
   Total Liabilities................     8,051,030        5,000       8,056,030
                                       -----------     --------     -----------
MINORITY INTEREST...................       351,338          --          351,338
                                       -----------     --------     -----------
MANDATORILY REDEEMABLE AND
 CUMULATIVE CONVERTIBLE PREFERRED
 STOCK:
 10 1/2% Mandatorily Redeemable
  Preferred Stock, 5,000,000 shares
  issued and outstanding as of
  December 31, 1999, $100
  liquidation preference per
  share.............................       485,947          --          485,947
                                       -----------     --------     -----------
 6 3/8% Cumulative Convertible
  Preferred Stock, 10,000,000
  shares issued and outstanding as
  of December 31, 1999, $100
  liquidation preference per
  share.............................       969,000      400,000       1,369,000
                                       -----------     --------     -----------
 7% Cumulative Convertible
  Preferred Stock, 2,600,000 and no
  shares issued and outstanding as
  of December 31, 1999, $250
  liquidation preference per
  share.............................       629,750          --          629,750
                                       -----------     --------     -----------
SHAREHOLDERS' EQUITY:
 Common stock, 3,000,000,000 shares
  authorized, par value $.01,
  799,137,142 issued as of December
  31, 1999..........................         7,992          --            7,992
 Treasury stock, 22,033,758
  shares............................      (209,415)         --         (209,415)
 Other shareholders' equity.........     9,578,927          --        9,578,927
 Accumulated deficit................      (158,989)         --         (158,989)
                                       -----------     --------     -----------
                                         9,218,515          --        9,218,515
                                       -----------     --------     -----------
   Total Liabilities and
    Shareholder's Equity............   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========

                      Pro Forma Global Crossing Ltd.

     Unaudited Pro Forma Condensed Combined Statements of Operations

                   For the Year Ended December 31, 1999

            (in thousands, except share and per share amounts)

                                       Global     Global
                          Global       Marine     Marine                                                     Racal
                         Crossing     Systems     Systems       Frontier    Frontier       Racal Telecom    Telecom
                       Historical(3) Historical Adjustments    Historical  Adjustments     Historical(13)  Adjustments
                       ------------- ---------- -----------    ----------  -----------     -------------  ------------
Operating
Revenues...........     $ 1,664,824   $173,498   $    --       $1,995,556   $     --         $306,019      $     --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....       1,369,064    127,165        --        1,551,234         --          286,442            --
 Stock-related
 expense...........          51,306        --         --           10,412     (10,412)(9)         --             --
 Merger Expenses...             --         --         --           74,519         --           24,600            --
 Depreciation and
 amortization......         124,294     12,817        --          173,600         --           52,716            --
 Goodwill and
 intangibles
 amortization......         127,621        812       (812)(5)      25,749     (25,749)(10)        --          55,843 (14)
                                                   19,690 (5)                 303,774 (10)
                        -----------   --------   --------      ----------   ---------        --------      ---------
                          1,672,285    140,794     18,878       1,835,514     267,613         363,758         55,843
                        -----------   --------   --------      ----------   ---------        --------      ---------
Operating income
(loss).............          (7,461)    32,704    (18,878)        160,042    (267,613)        (57,739)       (55,843)
Equity in income
(loss) of
affiliates.........          15,708      4,539        --           17,235         --             (560)           --
Minority interest..          (1,338)       --         --              --          --              --             --
Other income
(expense):
 Interest
 expense...........        (139,077)    (6,869)   (24,000)(6)     (48,739)        --          (30,908)       (96,363)(15)
 Interest income...          67,407        511        --            4,754         --            3,856            --
 Other income
 (expenses)........         180,765        143        --           (2,346)        --              369            --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........         116,004     31,028    (42,878)        130,946    (267,613)        (84,982)      (152,206)
 (Provision)
 benefit for
 income taxes......        (126,539)   (11,885)     7,200 (7)     (77,181)        --           30,116         23,115 (16)
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (10,535)    19,143    (35,678)         53,765    (267,613)        (54,866)      (129,091)
 Preferred stock
 dividends.........         (66,642)       --         --             (510)        510 (11)        --             --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (77,177)    19,143    (35,678)         53,255    (267,103)        (54,866)      (129,091)
 Diluted earnings
 adjustment........             --         --         --              270        (270)(12)        --             --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle
(Diluted)..........     $   (77,177)  $ 19,143   $(35,678)     $   53,525   $(267,373)       $(54,866)     $(129,091)
                        ===========   ========   ========      ==========   =========        ========      =========
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........     $     (0.15)
                        ===========
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........     502,400,851
                        ===========
                         Hutchison
                           Global                       Global
                          Crossing       Financing     Crossing
                       Adjustments(2) Adjustments(17)  Pro Forma
                       -------------- --------------- ----------------
Operating
Revenues...........       $    --        $     --     $ 4,139,897
                       -------------- --------------- ----------------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....            --              --       3,333,905
 Stock-related
 expense...........            --              --          51,306
 Merger Expenses...            --              --          99,119
 Depreciation and
 amortization......            --              --         363,427
 Goodwill and
 intangibles
 amortization......            --              --         506,928
                       -------------- --------------- ----------------
                               --              --       4,354,685
                       -------------- --------------- ----------------
Operating income
(loss).............            --              --        (214,788)
Equity in income
(loss) of
affiliates.........        (15,825)            --            (143)
                           (21,240)            --
Minority interest..                            --          (1,338)
Other income
(expense):
 Interest
 expense...........            --           93,577       (495,695)
                                          (243,316)
 Interest income...            --              --          76,528
 Other income
 (expenses)........            --              --         178,931
                       -------------- --------------- ----------------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (149,739)      (456,505)
 (Provision)
 benefit for
 income taxes......            --           (7,200)      (162,374)
                       -------------- --------------- ----------------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (156,939)      (618,879)
 Preferred stock
 dividends.........        (25,529)       (108,936)      (201,107)
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (62,594)       (265,875)      (819,986)
 Diluted earnings
 adjustment........            --              --
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle
(Diluted)..........       $(62,594)      $(265,875)   $  (819,986)
                       ============== =============== ================
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........                                   $     (1.07)
                                                      ================
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........                                   767,355,151 (18)
                                                      ================

                      Pro Forma Global Crossing Ltd.

        Notes to Unaudited Pro Forma Condensed Combined Financial

                                Statements

 (1) This column represents the historical financial position of Global Crossing as of December 31, 1999, including the assets acquired in the Frontier merger and the Global Marine Systems and Racal Telecom acquisitions.

 (2) On January 12, 2000, we and Hutchison Whampoa Limited formed a joint venture called Hutchison Global Crossing. This joint venture is owned in equal parts by us and Hutchison Whampoa. In exchange for its 50% interest, Hutchison Whampoa contributed to the joint venture its existing building-to-building fixed-line telecommunications network in Hong Kong and certain Internet-related assets previously held by Hutchison Telecommunications Limited. In exchange for our 50% interest, we contributed to the joint venture international telecommunications capacity rights on our network and know-how related to Internet data centers valued at $350 million and $50 million in cash. In addition, we issued to Hutchison Whampoa $400 million aggregate liquidation preference of our 6 3/8% cumulative convertible preferred stock, series B, convertible into our common stock. The Hutchison Global Crossing joint venture is anticipated to be accounted for as an unconsolidated joint venture under the equity method of accounting.

   Total Consideration
     Cash contributed...................................              $ 50,000
     6 3/8% Cumulative Convertible Preferred Stock,
      Series B..........................................               400,000
     Estimated cost of capacity contributed.............                83,800
     Global Crossing transaction costs..................                 5,000
                                                                      --------
   Total consideration..................................               538,800

   Less:Historical net tangible book value of HCL
    Holdings:
     Historical HCL Holdings net liabilities at December
     31, 1999...........................................   $(149,393)
     Cash contributed...................................      50,000
     Estimated cost of capacity contributed.............      83,800
                                                           ---------
     Adjusted net tangible book value...................     (15,593)
     50% ownership interest.............................       7,797
                                                           ---------
                                                                        (7,796)
                                                                      --------
   Total Goodwill.......................................              $546,596
                                                                      ========

   We have tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their useful lives may change. We currently anticipate that goodwill associated with the merger will be amortized over a 25-year life.

   These adjustments also include the assumed equity in the results of operations of Hutchison Global Crossing for the year ended December 31, 1999.

 (3) This column represents the historical results of operations for the year ended December 31, 1999 including the results of Global Marine Systems operations for the six months ended December 31, 1999, the results of Frontier operations for the three months ended December 31, 1999 and Racal Telecom for the period from November 24, 1999 to December 31, 1999.

 (4) This column represents the historical results of operations of Global Marine Systems for the six months ended June 30, 1999.

 (5) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have estimated to be approximately $693 million. We are amortizing goodwill and other intangible assets on the straight-line method over 3-25 years. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

 (6) This amount reflects the assumed interest expense, at an 8% interest rate, incurred on the $600 million debt assumed issued as of the earliest date presented in connection with the acquisition of Global Marine Systems.

 (7) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Global Marine Systems.

 (8) This column represents Frontier's historical results of operations for the nine months ended September 30, 1999.

 (9) This adjustment assumes Frontier's stock related expenses would not have been incurred had the merger occurred at the earliest date presented.

(10) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have estimated to be approximately $7.7 billion. We are amortizing goodwill and other intangible assets on a straight-line method over 6-25 years. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

(11) This adjustment assumes that Frontier's preferred stock dividends would not have been incurred, as Frontier's preferred stock would have been redeemed as of the earliest date presented.

(12) To eliminate diluted earnings adjustment due to the combined net loss position.

(13) This column represents Racal Telecom's results from operations in United States GAAP, the disposal of the Racal Translink and Racal Fieldforce divisions of Racal Telecommunications Limited which we did not acquire and pro forma adjustments to reflect the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions. We summarize these adjustments in the table below:

                          Racal Telecom Pro Forma

      Unaudited Pro Forma Condensed Combined Statements of Operations

         For the period from January 1, 1999 to November 23, 1999

                              (in thousands)

                                                              US GAAP and     Racal
                                            BV Acquisition     Accounting    Telecom    Racal
                                            and Carve-Out        Policy      Interim   Telecom
                              Historical(a)  Adjustments     Adjustments(d) Period(e) Pro Forma
                              ------------  --------------   -------------- --------- ---------
   Operating Revenues......     $390,578      $(110,354)(c)     $(22,447)    $47,937  $306,019
                                                    305 (b)
                                --------      ---------         --------     -------  --------
   Operating Expenses:
    Operating, selling,
     general and
     administrative........      355,110        (99,595)(c)        1,737      53,544   311,042
                                                    246 (b)
    Depreciation and
     amortization..........       61,774        (11,978)(c)       (3,340)      6,265    52,716
                                                     (5)(b)
                                --------      ---------         --------     -------  --------
                                 416,884       (111,332)          (1,603)     59,809   363,758
                                --------      ---------         --------     -------  --------
   Operating income
    (loss).................      (26,306)         1,283          (20,844)    (11,872)  (57,739)
   Equity in income (loss)
    of affiliates..........         (560)           --               --                   (560)
   Other income (expense):
    Interest expense.......      (30,905)            (3)(b)          --          --    (30,908)
    Interest income........          --           3,089 (c)          --          767     3,856
    Other income
     (expense).............       76,390        (76,021)(c)          --          --        369
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item,
    taxes and cumulative
    effect of changes in
    accounting principle...       18,619        (71,652)         (20,844)    (11,105)  (84,982)
    (Provision) benefit for
     income taxes..........        3,563            (70)(b)       18,918       7,705    30,116
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item and
    cumulative effect of
    changes in accounting
    principle..............     $ 22,182      $ (71,722)        $ (1,926)    $(3,400) $(54,866)
                                ========      =========         ========     =======  ========

  (a) This column represents the combined historical results of operations of Racal Telecommunications Limited, Racal Telecommunications Networks Limited, Racal Internet Services Limited and Racal Telecommunications Inc., which we refer to as "Racal Telecom", in accordance with United Kingdom GAAP translated into United States dollars for the 41 weeks ended October 15, 1999.

  (b) We are treated as having acquired the business and assets of Racal Network Services BV as that company was in the process of being reorganized into Racal Telecommunications Networks Limited in the course of 1999. These adjustments reflect the financial position and results of operations of Racal Network Services BV as if this transaction had been completed as of the dates or at the beginning of the periods presented.

  (c) In July 1999, the Racal Telecom business was separated into three divisions: Racal Telecom, Racal Translink and Racal Fieldforce. On October 1, 1999, the Racal Translink and Racal Fieldforce businesses were sold to another company within the Racal Electronics plc group. This adjustment eliminates the results of operations of Racal Translink and Racal Fieldforce, reflects the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions and adjusts the profit on disposal of these operations. No taxation liabilities were incurred on the disposal as this disposal was to another Racal Electronics plc group company.

  (d) The Racal Telecom combined financial statements are prepared in accordance with United Kingdom GAAP which differ in certain material respects from United States GAAP. The differences that are material are disclosed in the notes to the combined financial statements, incorporated by reference. In addition, an adjustment has been made to treat sales of dark fiber made by Racal Telecom after July 1, 1999 as operating leases, recognizing income over the period of the service provision in accordance with the provision of FASB Interpretation No 43.

  (e) This column represents Racal Telecom's historical results from October 16, 1999 to November 23, 1999.

(14) This adjustment reflects the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have preliminarily estimated to be $1.6 billion. We have tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of those acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired, and their related useful lives, may change. We currently anticipate that goodwill associated with the transaction will be amortized over a 25-year life.



(15) This amount reflects the assumed interest expense, at a 9% interest rate, including the amortization of deferred financing fees incurred on the $1.1 billion debt assumed issued as of the earliest date presented in connection with the acquisition of Racal Telecom.

(16) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Racal Telecom.

(17) These adjustments represent the assumed interest expenses, including amortization of deferred financing fees, in connection with the issuance and assumed repayment of existing debt related to the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, our 6 3/8% cumulative convertible preferred stock and our 7% cumulative convertible preferred stock, including the over-allotment. In connection with the issuance of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, we incurred approximately $29.7 million in financing fees. The financing fees will be amortized over the life of the debt.

(18) Pro forma per share data are based on the number of our common shares that would have been outstanding had the merger occurred at the earliest date presented. We issued 355,181,000 shares in connection with the Frontier merger.

                                 RISK FACTORS

   Before investing in our shares of preferred stock or common stock, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

Risk Factors Relating to the Preferred Stock

 The preferred stock is subordinated to all our existing indebtedness and will not limit our ability to incur future indebtedness that will rank senior to the preferred stock.

   The preferred stock will be subordinated to all our indebtedness with respect to the payments of interest and amounts distributable upon our dissolution, liquidation or winding up. The terms of the preferred stock will not limit the amount of indebtedness or other obligations that we may incur. Further, we may incur additional indebtedness in order to finance the construction or acquisition of additional fiber optic and telecommunications systems and equipment. That indebtedness will rank senior to the preferred stock.

 The preferred stock is structurally subordinated to the obligations of our subsidiaries.

   Because we are a holding company and our assets consist primarily of our equity interests in our operating subsidiaries, our obligations on the preferred stock will be structurally subordinated to all liabilities of our operating subsidiaries. At December 31, 1999, we and our operating subsidiaries had approximately $5,019 million principal amount of long-term indebtedness, of which $1,295 million was secured, and approximately $1,853 million of current liabilities and vendor financing ranking senior to our equity interests in our operating subsidiaries.

   We cannot assure you that, in the event of our dissolution, liquidation, reorganization or winding up, you will receive any portion of your initial investment.

 We are currently restricted from paying cash dividends and from redeeming the shares of preferred stock. We also could be prevented in some circumstances from paying dividends in shares of our common stock.

   The terms of the instruments governing our indebtedness and an outstanding series of preferred stock of Global Crossing Holdings restrict our ability to pay cash dividends and to redeem our shares of preferred stock. Our ability to pay cash dividends and redeem our shares of preferred stock will depend on our meeting certain financial criteria, which in turn will require significant improvements in our EBITDA and consolidated net worth. Even if the terms of the instruments governing our indebtedness and preferred stock of Global Crossing Holdings allow us to pay cash dividends and to redeem our shares of preferred stock, we can make those payments only from our "surplus", that is the excess of our total assets over the sum of our liabilities plus the par value of our outstanding capital stock and any share premium attributable to our outstanding capital stock. In addition, we can make cash dividends only if we would, after paying those dividends, be able to pay our liabilities as they become due. We cannot assure you that we will have any surplus. The same test applies before we can pay dividends in shares of our common stock.

 Our ability to issue senior preferred stock in the future could adversely affect the rights of holders of preferred stock and our common stock.

   We are authorized to issue additional preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. In some instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights that will rank senior to the preferred stock, and in all instances, senior to our common stock. The future issuance of preferred stock could effectively diminish or supersede the dividends and liquidation preferences of the preferred stock and adversely affect our common stock.

 We cannot assure you that an active trading market will develop for the preferred stock.

   There is no market for the preferred stock. In addition, the liquidity of any trading market in the preferred stock, and the market price quoted for shares of preferred stock, may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the preferred stock, or, if one develops, that the shares of preferred stock will trade at prices higher than the initial offering price.

We may not have sufficient funds to purchase any shares of preferred stock upon a change in control.

   If we become subject to a change in control, each holder of shares of preferred stock will have the right to require us to purchase all or any part of that holder's shares of preferred stock at a purchase price in cash equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends on those shares to the date of purchase.

   This right of holders is subject to the obligation of Global Crossing Holdings to (a) repay its debt obligations in full under its corporate credit facility and (b) purchase all of its senior notes and outstanding shares of preferred stock that have been tendered for purchase in connection with a change in control of Global Crossing. In addition, this right of holders is subject to the repurchase or repayment of our future indebtedness which we are required to repurchase or repay in connection with a change in control.

   If Global Crossing Holdings is unable to satisfy the obligations described in the paragraph above, we can either purchase shares of preferred stock that have been tendered to us upon a change in control of Global Crossing in violation of our debt agreements and covenants in connection with the senior notes and preferred stock of Global Crossing Holdings or choose not to purchase any shares of preferred stock. We cannot assure you that Global Crossing Holdings will have sufficient funds available at the time of a change in control to meet those obligations.

   A change in control of Global Crossing may also be an event of default under our other debt agreements and require repayment of that debt in whole or in part as a result of acceleration or otherwise. In that circumstance, we may not have access to sufficient cash to purchase shares of preferred stock tendered to us upon a change in control.

Risk Factors Relating to Our Common Stock

 We do not plan on paying dividends in the foreseeable future and, as a result, shareholders will need to sell shares to realize a return on their investment.

   We have not declared or paid any cash dividends on our common stock since our inception. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Our ability to pay dividends is limited by some of our debt instruments. Consequently, shareholders will need to sell shares of our common stock to realize a return on their investment, if any.

 Our stock performance may be volatile.

   Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. A number of factors could cause the market price of our common stock to fluctuate substantially including:

  .  quarterly variations in operating results;

  .  competition;

  . announcements of technological innovations or new products by us or our competitors;

  .  product enhancements by us or our competitors;

  .  regulatory changes;

  . any differences in actual results and results expected by investors and analysts;

  .  changes in financial estimates by securities analysts; and

  .  other events or factors.

   In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that often has been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

 The sale of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

   A substantial number of our shares of common stock are eligible for sale under an exemption from the registration requirements or are subject to registration rights pursuant to which holders may require us to register those shares in the future. Sales or the expectation of sales of a substantial number of shares of our common stock in the public market could adversely affect the prevailing market price of our common stock.

 Our large shareholders face voting and transfer restrictions that could deprive shareholders of opportunities to realize takeover premiums for their shares or affect our stock price.

   The voting and transfer restrictions described in the next two paragraphs could make it difficult for any person or group of persons acting in concert, other than some existing shareholders, to acquire a substantial ownership position in, or control of, us. To the extent that these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the trading price of our common stock.

   Voting restrictions. Our bye-laws provide that each share of our common stock will have one vote. However, if the shares controlled by any person constitute more than 9.5% or, in the case of Canadian Imperial Bank of Commerce and its affiliates, more than 20% of the total votes cast at a shareholder meeting in connection with any matter on which our shareholders are voting, the voting rights of that shareholder's shares will be limited to 9.5%, or 20% in the case of Canadian Imperial Bank of Commerce and its affiliates, of the total votes cast in connection with that matter. The additional votes of those shares will be allocated to the other holders of common stock on a pro rata basis. The other holders who were allocated these additional votes may not exceed the above limitation as a result of this allocation.

   Transfer restrictions. The bye-laws also prohibit any transfer of shares of common stock that, subject to specified exceptions, would result in a natural person beneficially owning shares in excess of 5% of the outstanding shares of common stock or a group of persons or any person other than a natural person beneficially owning shares in excess of 9.5% of the outstanding shares of common stock, without the approval of a majority of the members of the board of directors and shareholders holding at least a majority of the total votes cast at the shareholder meeting called to approve that transfer.

Risk Factors Relating to Our Business

We cannot assure you of the successful integration of newly acquired businesses. We cannot assure you that the expected benefits will be achieved.

   Part of our growth strategy is to make selective strategic acquisitions of businesses operated by others. Achieving the benefits of these acquisitions will depend in part on the integration of those businesses with our business in an efficient manner. We cannot assure you that this will happen or that it will happen in a timely manner. The consolidation of operations following these acquisitions will often require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenue, levels of expenses and operating results of the combined company. We cannot assure you that the combined company will realize any of the anticipated benefits of any acquisition.

It may be difficult to evaluate our business because we have a limited operating history.

   We were organized in March 1997 and, with the exception of our Frontier, Global Marine Systems and Racal Telecom subsidiaries, have a limited operating history. Because of this limited history and our rapid growth through successive acquisitions, it may be difficult for potential investors to evaluate the performance of our operations. In particular, comparisons of our results of operations from one period to another may not be fully indicative of our current ability to conduct our business.

We may encounter difficulties in completing our cable systems currently under development.

   Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our cable systems currently under development, as well as on achieving substantial capacity sales on these systems once they become operational and on our other operational systems. The construction of these systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond our control, including:

  .  our ability to manage their construction effectively;

  . our ability to obtain all construction and operating permits and licenses;

  .  third-party contractors performing their obligations on schedule; and

  . our ability to enter into favorable construction contracts with a limited number of suppliers.

   These factors may significantly delay or prevent completion of one or more of our systems currently under development, which could have a material adverse effect on our business, financial condition and results of operations.

   We cannot assure you that each of these systems will be completed at the cost and in the time frame currently estimated by us, or even at all. Although we award contracts for construction of our systems to suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule and to provide guarantees in respect of completion dates and system design specifications, we cannot assure you that the actual construction costs or the time required to complete these systems will not exceed our current estimates. These circumstances could have a material adverse effect on our business, financial condition and results of operations.

Our revenue growth plan depends on product and service expansion.

   We intend to grow revenue and profits by:

  .  introducing new services and products;

  .  developing or acquiring additional cable systems; and

  .  upgrading capacity on our planned systems.

   Our inability to effect these expansions of our products and services could have a material adverse effect on our business, financial condition and results of operations.

We face competition which may reduce demand for our products and services.

   The international telecommunications industry is highly competitive. We compete primarily on the basis of price, availability, service quality and reliability, customer service and the location of our systems and services. The ability of our competitors to provide comparable products and services at similar prices could have a material adverse effect on demand for our products and services. In addition, much of our planned growth is predicated upon the growth in demand for international telecommunications capacity and services. We cannot assure you that this anticipated demand growth will occur.

We are growing rapidly in a changing industry.

   Our strategy is to be the premier provider of global broadband telecommunication services for both wholesale and retail customers. As a result of this aggressive strategy, we are experiencing rapid expansion and expect it to continue for the foreseeable future. This growth has increased our operating complexity. At the same time, the international telecommunications industry is changing rapidly due to, among other things:

  .  the easing of regulatory constraints;

  .  the privatization of established carriers;

  .  the expansion of telecommunications infrastructure;

  . the growth in demand for bandwidth caused by expansion of Internet and data transmissions;

  .  the globalization of the world's economies; and

  .  the changing technology for wired, wireless and satellite communication.

   We cannot assure you that we will succeed in adapting to the rapid changes in the international telecommunications industry.

We may have difficulty in obtaining the additional financing required to develop our business.

   In order to further implement our aggressive growth strategy, we anticipate that we will require substantial additional equity and debt financing. Under our business plan, we and our affiliates expect to require significant financing by the end of 2000 to build out the Global Crossing network and provide additional services to our customers. Obtaining additional financing will be subject to a number of factors, including:

  .  the state of operations of our company;

  . our actual or anticipated results of operations, financial condition and cash flows;

  . investor sentiment towards companies with substantial international operations; and

  .  generally prevailing market conditions.

   If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, these securities would have some rights, preferences and privileges senior to those of the holders of our common stock, and the terms of this debt could impose restrictions on our operations and result in significant interest expense to us. In the event that we are unable to raise sufficient financing on satisfactory terms and conditions in the future, our company would be adversely affected.

We face price declines that could adversely affect our business.

   Advances in fiber optic technology have resulted in significant per circuit price declines in the fiber optic cable transmission industry. Recent changes in technology caused prices for telecommunications capacity and services to go down even further. If there is less demand than we project or a bigger drop in prices than we project, there could be a material adverse effect on our business, financial condition and results of operations. We cannot assure you, even if our projections with respect to those factors are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving telecommunications market.

We confront several system risks that could affect our operations.

   Each of our systems is and will be subject to the risks inherent in a large-scale, complex fiber optic telecommunications system. The operation, administration, maintenance and repair of our systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. We cannot assure you that our systems will continue to function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

   Each of our undersea systems either has or is expected to have a design life of generally 25 years, while each of our terrestrial systems either has or is expected to have a design life of at least 20 years. The economic lives of these systems, however, are expected to be shorter than their design lives, and we cannot assure you of the actual useful life of any of these systems. A number of factors will ultimately affect the useful life of each of our systems, including:

  .  quality of construction;

  .  unexpected damage or deterioration; and

  .  technological or economic obsolescence.

   Failure of any of our systems to operate for its full design life could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to maintain, hire and successfully integrate key personnel.

   Our future success depends on the skills, experience and efforts of our officers and key technical and sales employees. In particular, our senior management has significant experience in the telecommunications and Internet industries, and the loss of any of them could negatively affect our ability to execute our business strategy. In addition, we cannot assure you that we will be able to integrate new management into our existing operations. Competition for these individuals is intense, and we may not be able to attract, motivate and retain highly skilled qualified personnel. We do not have "key person" life insurance policies covering any of our employees.

We face risks associated with international operations.

   Because we will derive substantial revenue from international operations and intend to have substantial physical assets in several jurisdictions along our routes, our business is subject to risks inherent in international operations, including:

  .  political and economic conditions;

  .  unexpected changes in regulatory environments;

  .  exposure to different legal standards; and

  .  difficulties in staffing and managing operations.

   We have not experienced any material adverse effects with respect to our foreign operations arising from these factors. However, problems associated with these risks could arise in the future. Finally, managing operations in multiple jurisdictions may place further strain on our ability to manage our overall growth.

Because many of our customers deal predominantly in foreign currencies, we may be exposed to exchange rate risks and our net income may suffer due to currency translations.

   We primarily invoice for our services in United States dollars; however, most of our customers and many of our prospective customers derive their revenue in currencies other than United States dollars. The obligations of customers with substantial revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies devalue relative to the United States dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into United States dollars. In such event, the affected customers may not be able to pay us in United States dollars. In addition, where we invoice for our services in currencies other than United States dollars, our net income may suffer due to currency translations in the event that such currencies devalue relative to the United States dollar and we do not elect to enter into currency hedging arrangements in respect of those payment obligations.

Our operations are subject to regulation in the United States and abroad and require us to obtain and maintain a number of governmental licenses and permits. If we fail to comply with those regulatory requirements or obtain and maintain those licenses and permits, we may not be able to conduct our business.

   In the United States, our intrastate, interstate, and international telecommunications networks and services are subject to regulation at the federal, state, and local levels. We also have facilities and provide services in numerous countries in Europe, Latin America, and Asia. Our operations in those countries are subject to regulation at the national level and, in some cases, at the state, provincial, and local levels.

  . Our interstate and international operations in the United States are governed by the Communications Act of 1934, as amended by the Telecommunications Act of 1996. There are several ongoing proceedings at the FCC and in the federal courts regarding the implementation of various aspects of the Telecommunications Act. The outcomes of these proceedings may affect the manner in which we are permitted to provide our services in the United States and may have a material adverse effect on our operations.

  . The intrastate activities of our local telephone service companies are regulated by the states in which they do business. A number of states in which we operate are conducting proceedings related to the provision of services in a competitive telecommunications environment. These proceedings may affect the manner in which we are permitted to provide our services in one or more states and may have a material adverse effect on our operations.

  . Our operations outside the United States are governed by the laws of the countries in which we operate. The regulation of telecommunications networks and services outside the United States varies widely. In some countries, the range of services that we are legally permitted to provide may be limited. In other countries, existing telecommunications legislation is in the process of development, is unclear or inconsistent, or is applied in an unequal or discriminatory fashion. Our inability or failure to comply with the telecommunications laws and regulations of one or more of the countries in which we operate could result in the temporary or permanent suspension of operations in one or more countries. We also may be prohibited from entering certain countries at all or from providing all of our services in one or more countries. In addition, many of the countries in which we operate are conducting proceedings that will affect the implementation of their telecommunications legislation. We cannot be certain of the outcome of these proceedings. These proceedings may affect the manner in which we are permitted to provide our services in these countries and may have a material adverse effect on our operations.

  . In the ordinary course of constructing our networks and providing our services we are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which we operate. We also must comply with a variety of regulatory obligations. Our failure to obtain or maintain necessary licenses and authorizations, or to comply with the obligations imposed upon license-holders in one or more countries, may result in sanctions, including the revocation of authority to provide services in one or more countries.

We depend on third parties for many functions. If the services of those third parties are not available to us, we may not be able to conduct our business.

   We depend and will continue to depend upon third parties to:

  .  construct some of our systems and provide equipment and maintenance;

  . provide access to a number of origination and termination points of our systems in various jurisdictions;

  . construct and operate landing stations in a number of those jurisdictions;

  .  acquire rights of way;

  . provide terrestrial capacity to our customers through contractual arrangements; and

  . act as joint venture participants with regard to some of our current and potential future systems.

   We cannot assure you that third parties will perform their contractual obligations or that they will not be subject to political or economic events which may have a material adverse effect on our business, financial condition and results of operations. If they fail to perform their obligations, we may not be able to conduct our business. If any of our joint venture participants experiences a change in strategic direction such that their strategy regarding our mutual joint venture diverges from our own, we may not be able to realize the benefits anticipated to be derived from the joint venture.

We have substantial leverage which may limit our ability to comply with the terms of our indebtedness and may restrict our ability to operate.

   Our significant indebtedness could adversely affect us by leaving us with insufficient cash to fund operations and impairing our ability to obtain additional financing. The amount of our debt could have important consequences for our future, including, among other things:

  . cash from operations may be insufficient to meet the principal and interest on our indebtedness as it becomes due;

  . payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations; and

  . restrictive debt covenants may impair our ability to obtain additional financing.

   We have incurred a high level of debt. As of December 31, 1999, we and our consolidated subsidiaries had a total of $8,051 million of total liabilities, including approximately $5,056 million in senior indebtedness, of which $1,295 million was secured. As of that date, we additionally had outstanding cumulative convertible preferred stock with a face value of $1,650 million. Our subsidiary, Global Crossing Holdings, also has mandatorily redeemable preferred stock outstanding with a face value of $500 million. In addition, our Pacific Crossing joint venture entered into an $850 million non-recourse credit facility, under which it had incurred $750 million of indebtedness as of December 31, 1999.

   Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. In addition, we rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to repay our obligations. Our operating subsidiaries have entered into a senior secured corporate credit facility. Accordingly, the payment of dividends from these operating subsidiaries and the making and repayments of loans and advances are subject to statutory, contractual and other restrictions.

   In addition, if we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our long-term debt. We cannot assure you that we would be able to renegotiate successfully those terms or refinance our indebtedness when required or that satisfactory terms of any refinancing would be available. If we were not able to refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, such as:

  .  sales of some assets;

  .  sales of equity;

  .  negotiations with our lenders to restructure applicable indebtedness; or

  .  other options available to us under applicable law.

Our principal shareholders may be able to influence materially the outcome of shareholder votes.

   As of March 3, 2000, Pacific Capital Group and its affiliates had a 11.98% beneficial ownership interest in us. We have entered into various transactions with Pacific Capital Group and its affiliates and assumed the on-going development of some of our systems from an affiliate of Pacific Capital Group. Mr. Gary Winnick, chairman of our board of directors, controls Pacific Capital Group and its subsidiaries. In addition, several of our other officers and directors are affiliated with Pacific Capital Group. Furthermore, as of March 3, 2000, Canadian Imperial Bank of Commerce and its affiliates had a 9.69% beneficial ownership interest in us. Canadian Imperial Bank of Commerce and its affiliates have acted as underwriter, lender or initial purchaser in several of our financial transactions in connection with the development and construction of our systems. Several members of our board of directors are employees of an affiliate of Canadian Imperial Bank of Commerce.

   As of March 3, 2000, Pacific Capital Group and Canadian Imperial Bank of Commerce collectively beneficially owned 21.67% of the outstanding shares of our common stock. Accordingly, Pacific Capital Group and Canadian Imperial Bank of Commerce may be able to influence materially the outcome of matters submitted to a vote of our shareholders, including the election of directors.

Officers and directors own a substantial portion of us and may have conflicts of interest.

   Our executive officers and directors have substantial equity interests in us. As of March 3, 2000, all our directors and executive officers as a group collectively beneficially owned 24.72% of our outstanding common stock, including shares beneficially owned by Pacific Capital Group and certain shares beneficially owned by Canadian Imperial Bank of Commerce. Some of these individuals have also received amounts from us due to advisory services fees paid to Pacific Capital Group and its affiliates.

   Some of our directors and executive officers also serve as officers and directors of other companies. Additionally, some of our officers and directors are active investors in the telecommunications industry. Service as one of our directors or officers and as a director or officer of another company could create conflicts of interest when the director or officer is faced with decisions that could have different implications for us and the other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are our directors or officers and directors and officers of another company. The pursuit of these other business interests could distract these officers from pursuing opportunities on our behalf. These conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.

We cannot predict our future tax liabilities.

   We believe that a significant portion of the income derived from our undersea systems will not be subject to tax by any of (1) Bermuda, which currently does not have a corporate income tax, or (2) some other countries in which we conduct activities or in which our customers are located. However, we base this belief upon:

  .  the anticipated nature and conduct of our business, which may change;
     and

  . our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect.

   We cannot predict the amount of tax to which we may become subject and cannot be certain that any of these factors would not have a material adverse effect on our business, financial condition and results of operations.

Our shareholders may be subject to Foreign Personal Holding Company, Passive Foreign Investment Company, Controlled Foreign Corporation and Personal Holding Company rules.

   We believe that neither we nor any of our non-United States subsidiaries are a foreign personal holding company and do not expect that either we or any of our affiliates will become a foreign personal holding company. However, we cannot assure you in this regard. If one of our shareholders is a United States person and we or one of our non-United States subsidiaries are classified as a foreign personal holding company, then that shareholder would be required to pay tax on its pro rata share of our or our relevant non-United States subsidiary's undistributed foreign personal holding income. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to United States persons under these rules, to the extent this management of our affairs would be consistent with our business goals, although we cannot assure you in this regard.

   We believe that we are not a passive foreign investment company and do not expect to become a passive foreign investment company in the future. However, we cannot assure you in this regard. In addition, our expectations are based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. If we were a passive foreign investment company, then any of our shareholders that is a United States person could be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge upon some distributions by us or when that shareholder sold our capital stock at a gain.

   Furthermore, additional tax considerations would apply if we or any of our affiliates were a controlled foreign corporation or a personal holding company.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   We have included or incorporated by reference in this prospectus forward-looking statements that state our own or our management's intentions, beliefs, expectations or predictions for the future. Forward-looking statements are subject to a number of risks, assumptions and uncertainties which could cause our actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include:

  . the ability to complete systems within the currently estimated time frames and budgets;

  . the ability to compete effectively in a rapidly evolving and price competitive marketplace;

  . changes in the nature of telecommunications regulation in the United States and other countries;

  .  changes in business strategy;

  .  the successful integration of newly acquired businesses;

  .  the impact of technological change; and

  .  other risks referenced from time to time in our filings with the SEC.

                                USE OF PROCEEDS

   We will not receive any proceeds from sales of securities under this prospectus.

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated:

                                                                Period From
                                   Year Ended   Year Ended     March 19, 1997
                                  December 31, December 31, (Date of Inception)
                                      1999         1998     to December 31, 1997
                                  ------------ ------------ --------------------
      Ratio......................        --           --               --
      Deficiency.................   $(49,607)    $(95,371)        $(12,850)

   For the purposes of this computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs and the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.


                                DIVIDEND POLICY

   We do not anticipate paying dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

                                    DILUTION

   Our net tangible book value at December 31, 1999 was approximately $(339) million or $(0.42) per share of common stock. Net tangible book value per share represents the amount of our tangible assets, meaning (1) total assets less intangible assets, (2) reduced by our total liabilities and our mandatorily redeemable preferred stock and (3) divided by the number of shares of common stock outstanding.

   After giving effect to 22,222,000 shares of our common stock covered by this prospectus related to the conversion of the preferred stock at the conversion price of $45.00 per share, our adjusted net tangible book value as of December 31, 1999 would have been appropriately $661 or $0.83 per share. This represents an immediate increase in net tangible book value of $1.25 per share to existing shareholders and an immediate dilution of $44.17 per share to new investors purchasing shares of our common stock under this prospectus. The following table illustrates this per share dilution:

       Conversion price per share...............................         $45.00
         Net tangible book value per share before the
          conversions........................................... $(0.42)
         Increase per share attributable to conversions under
          this prospectus....................................... $ 1.25
                                                                 ------
       Adjusted net tangible book value per share after the
        conversions.............................................         $ 0.83
                                                                         ------
       Dilution per share to new investors......................         $44.17
                                                                         ======

                       DESCRIPTION OF THE PREFERRED STOCK

   The following section describes all material terms of the preferred stock, but does not purport to be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the preferred stock. We have filed the certificate of designations as an exhibit to the registration statement of which this prospectus is a part. You may also obtain a copy of the certificate of designations by contacting us at the address provided under "Where You Can Find More Information" on page ii.

General

   As of March 20, 2000, there were 10,000,000 shares of our 6 3/8% cumulative convertible preferred stock, $0.01 par value per share and $100.00 liquidation preference per share, outstanding. The shares of preferred stock are validly issued, fully paid and nonassessable.

   The holders of the shares of preferred stock have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or any other of our securities.

Ranking

   The preferred stock ranks, with respect to dividend rights and upon liquidation, winding up and dissolution:

     .  junior to all our existing and future debt obligations;

     . junior to "senior stock", which is each class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that that class or series will rank junior to the preferred stock and
        (b) any other class or series of our capital stock the terms of which provide that that class or series will rank on a parity with the preferred stock;

     . on a parity with "parity stock", which is each class or series of our capital stock that has terms which provide that that class or series will rank on a parity with the preferred stock; and

     . senior to "junior stock", which is our common stock and each class or series of our capital stock that has terms which provide that that class or series will rank junior to the preferred stock.

   The terms "senior stock", "parity stock" and "junior stock" include warrants, rights, calls or options exercisable for or convertible into that type of stock.

Dividends

   The holders of the shares of preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends per share at the annual rate of 6 3/8% of the $100.00 liquidation preference per share of preferred stock. The dividend rate is equivalent to $6.375 per share annually. The right of the holders of the shares of preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

   Dividends are payable in equal amounts on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will accrue from the most recent date as to which dividends will have been paid or, if no dividends have been paid, from the date of the original issuance of the shares of preferred stock. The first dividend period began on November 5, 1999 and will be shorter than a full quarter. Dividends will be payable to holders of record as they appear in our stock records at the close of business on January 15, April 15, July 15 and October 15 of each year or on a record date which will be fixed by our board of directors and which will be not more than 60 days and not less than 10 days before the applicable quarterly dividend payment date. Dividends will be cumulative from each quarterly dividend payment date, whether or not we will have funds legally available for the payment of those dividends. Accumulations of dividends on shares of preferred stock will not bear interest. Dividends payable on the shares of preferred stock for any period shorter than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   Dividends on the shares of preferred stock will be payable in cash. We will have the option to pay all or any part of a dividend by delivering shares of our common stock to the transfer agent. In this case, we must deliver to the transfer agent a number of shares of our common stock which, when resold by the transfer agent, will result in net cash proceeds sufficient to pay the applicable dividend in cash to the holders of the shares of preferred stock. The holders of shares of preferred stock will not receive any shares of our common stock as dividend. If the proceeds of any resale of shares of our common stock do not result in sufficient cash proceeds to pay a dividend, we will promptly provide cash to the transfer agent in an amount equal to the difference between the amount of the dividend and the proceeds of that resale. All shares of common stock that we may deliver to the transfer agent as provided in this paragraph for the payment of dividends will be registered under the Securities Act.

   We will not (1) declare or pay any dividend on or (2) set apart any sum for the payment of dividends on any outstanding shares of preferred stock with respect to any dividend period unless we have declared and paid or have declared and set apart a sufficient sum for the payment of all dividends on all outstanding shares of this issue of preferred stock for all preceding dividend periods.

   We will not (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock or (2) redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, unless we have paid or set apart funds for the payment of all accrued and unpaid dividends with respect to the shares of this issue of preferred stock and any parity stock at the time those dividends are payable. As an exception to clause (1) of this paragraph, we will be able to (a) declare and pay dividends on junior stock or parity stock which are payable solely in shares of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock, or by the increase in the liquidation value of junior stock or parity stock and (b) redeem, purchase or otherwise acquire junior stock or parity stock in exchange for consideration consisting of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock.

Redemption

  Optional Redemption

   Except as provided below under "--Tax Redemption", we may not redeem any shares of preferred stock before November 1, 2004. After that date, we will have the option to redeem for cash any or all shares of preferred stock, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, at the following redemption prices, expressed as a percentage of the liquidation preference per share, plus accumulated and unpaid dividends to the date of redemption, beginning on November 1 of each of the following years:

                                                                     Redemption
       Period                                                          Price
       ------                                                        ----------
       2004.........................................................  103.1875%
       2005.........................................................  102.5500%
       2006.........................................................  101.9125%
       2007.........................................................  101.2750%
       2008.........................................................  100.6375%
       2009 and thereafter..........................................  100.0000%

   In the case of any partial redemption, we will select the shares of preferred stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate. However, we may redeem all the shares held by holders of fewer than 100 shares or who would hold fewer than 100 shares as a result of the redemption.

   If the redemption date falls after a dividend payment record date and before the related dividend payment date, the holders of the shares of preferred stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, even if those shares are redeemed after that dividend payment record date. Except as provided for in the preceding sentence, no payment or allowance will be made for accrued dividends on any shares of preferred stock called for redemption.

 Tax Redemption

   For purposes of this section, "additional amounts" means amounts that we must pay to the holders of the shares of preferred stock as additional dividends, to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in the second sentence of the fourth paragraph of this section in respect of any amounts that we or a successor corporation must pay with respect to the shares of preferred stock, so that the net amounts paid to the holders of the shares of preferred stock, after that deduction or withholding, will be not less than the amount specified in those shares. However, we will not be obligated to pay additional amounts to any holder that:

     . resides in or is a citizen of the jurisdiction, political subdivision or taxing authority imposing the taxes, assessments or other governmental charges that would otherwise trigger our obligation to pay additional amounts; or

     . is a fiduciary, partnership or limited liability company if, and to the extent that, the payment of additional amounts would be required by a jurisdiction, political subdivision or taxing authority described in the second sentence of the fourth paragraph of this section to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership or limited liability company who would not have been entitled to any additional amounts had that beneficiary, settlor or member held those shares of preferred stock directly.

   In addition, we will not be obligated to pay any additional amounts to a holder on account of:

     . any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between the holder, or certain other persons, and the taxing jurisdiction or political subdivision, (b) the presentation of shares of preferred stock for payment after a specified time period or (c) the presentation of shares of preferred stock for payment in Bermuda or any political subdivision of or in Bermuda, unless those shares could not have been presented for payment elsewhere;

     . any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

     . any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of the liquidation preference of or any dividends on the shares of preferred stock;

     . any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the shares of preferred stock to comply with a request by us to (a) provide information, documents or other evidence concerning the nationality, residence or identity of the holder or beneficial owner or (b) make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by us, or satisfy any information or reporting requirements, which, in the case of clauses (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assesment or other governmental charge; or

     .  any combination of the items identified by bullet points above.

   We will have the option to redeem for cash any or all shares of preferred stock at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first-class mail to each holder's registered address, at 100% of the liquidation preference per share plus accumulated and unpaid dividends to the date of redemption, if there is a "change in tax law" that would require us or any successor corporation to pay additional amounts with respect to the shares of preferred stock on the next succeeding dividend payment date, and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor corporation.

   A "change in tax law" that would trigger the provisions of the preceding paragraph would be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax,
(b) any jurisdiction, other than the United States, from or through which we or our paying agent is making payments on the shares of preferred stock or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction, other than the United States, in which we or a successor corporation is organized or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

   In addition, we will have the option to redeem for cash any or all shares of preferred stock at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first-class mail to each holder's registered address, at 100% of the liquidation preference per share plus accumulated and unpaid dividends to the date of redemption, if the entity formed by a consolidation, merger or amalgamation involving Global Crossing or the entity to which we convey, transfer or lease substantially all our properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of shares of preferred stock as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of Global Crossing or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the then effective liquidation preference per share of preferred stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or shares of our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of Global Crossing or a reduction or decrease in our capital stock, the amounts payable with respect to shares of preferred stock and all other parity stock are not paid in full, the holders of shares of preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

   Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor our consolidation, merger or amalgamation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into us will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of us or a reduction or decrease in our capital stock.

   We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the preferred stock.

Voting Rights

   Except as required under Bermuda law or as provided in the certificate of designations, the holders of the shares of preferred stock will not be entitled to vote on any matter as our shareholders, except as follows:

    (1) The affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock, voting with holders of shares of all other series of preferred stock affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for that purpose, or by written consent in lieu of meeting, will be required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preferred stock and any of those securities affected in the same way. With respect to any matter on which the holders are entitled to vote as a separate class, each share of preferred stock will be entitled to one vote.

    (2) If at any time the equivalent of six quarterly dividends payable on the shares of preferred stock are accrued and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding shares of preferred stock and any parity stock or senior stock having similar voting rights then exercisable, voting separately as a single class without regard to series, will be entitled to elect at the next annual meeting of our shareholders two directors to serve until all dividends accumulated and unpaid on any of those voting shares have been paid or declared and funds set aside to provide for payment in full. In exercising the voting rights described in this paragraph, each outstanding share of preferred stock will be entitled to one vote.

   The creation, authorization or issuance of any other class or series of our capital stock or the increase or decrease in the amount of authorized capital stock of any of those classes or series or of the preferred stock, or any increase, decrease or change in the par value of any class or series of capital stock, including the preferred stock, will not require the consent of the holders of the preferred stock and will not be deemed to affect adversely, alter or change the powers, preferences and special rights of the shares of preferred stock.

Conversion Rights

   Each share of preferred stock will be convertible at any time and from time to time, at the option of the holder, into fully paid and nonassessable shares of our common stock. The number of shares of common stock deliverable upon conversion of a share of preferred stock, adjusted as provided under "-- Adjustments to the Conversion Price" on page 41, is referred to in this document as the "conversion ratio". The conversion ratio will be 2.2222 and will equal the ratio the nominator of which will be the $100.00 liquidation preference per share and the denominator of which will be the conversion price. The conversion price will be $45.00, subject to adjustment from time to time.

   A holder of shares of preferred stock may convert any or all of those shares by surrendering to us at our principal office or at the office of the transfer agent, as may be designated by our board of directors, the certificate or certificates for those shares of preferred stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions of this section and specifying the name or names in which the holder wishes the certificate or certificates for shares of common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of preferred stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and nonassessable full shares of our common stock to which the holder, or the holder's transferee, of shares of preferred stock being converted will be entitled and (b) if less than the full number of shares of preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of preferred stock to be converted so that the rights of the holder of the certificate or certificates as to the shares being converted will cease except for the right to receive shares of common stock and accrued and unpaid dividends with respect to the shares of preferred stock being converted, and the person entitled to receive the shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.

   If a holder of shares of preferred stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of redemption, but those shares will continue to be entitled to receive all accrued dividends which the holder is entitled to receive through the last preceding dividend payment date. Any accrued and unpaid dividends will be payable by us as and when those dividends are paid to any remaining holders or, if none, on the date which would have been the next succeeding dividend payment date had there been remaining holders or at a later time when we believe we have adequate available capital under applicable law to make such a payment. However, shares of preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend declared in respect of those shares.

   In case any shares of preferred stock are to be redeemed, the right to convert those shares of preferred stock will terminate at the close of business on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

   We will make no payment or adjustment to any holder of shares of preferred stock surrendered for conversion in respect of any accrued and unpaid dividends on the shares of preferred stock surrendered for conversion.

   In connection with the conversion of any shares of preferred stock, no fractions of shares of common stock will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to (a) the fractional interest multiplied by the liquidation preference per share, divided by (b) the conversion price. If more than one share of preferred stock will be surrendered for conversion by the same holder at the same time, the number of full shares of common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of preferred stock so surrendered.

   We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of preferred stock a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of preferred stock if necessary to permit the conversion of all outstanding shares of preferred stock. Before the delivery of any securities which we will be obligated to deliver upon conversion of the preferred stock, we will comply with all applicable federal and state laws and regulations which require action to be taken by us. All shares of common stock delivered upon conversion of the preferred stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Adjustments to the Conversion Price

   The conversion price will be subject to adjustment from time to time as follows:

    (1) Stock splits and combinations. In case we, at any time or from time to time after the issuance date of the shares of preferred stock (a) subdivide or split the outstanding shares of our common stock, (b) combine or reclassify the outstanding shares of our common stock into a smaller number of shares or (c) issue by reclassification of the shares of our common stock any shares of our capital stock, then the conversion price in effect immediately before that event or the record date for that event, whichever is earlier, will be adjusted so that the holder of any shares of preferred stock thereafter surrendered for conversion will be entitled to receive the number of shares of our common stock or of our other securities which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of preferred stock been surrendered for conversion immediately before the occurrence of that event or the record date for that event, whichever is earlier.

    (2) Stock dividends in common stock. In case we, at any time or from time to time after the issuance date of the shares of preferred stock, pay a dividend or make a distribution in shares of our common stock on any class of our capital stock other than dividends or distributions of shares of common stock or other securities with respect to which adjustments are provided in paragraph (1) above, and the total number of shares constituting the dividend or distribution exceeds 25% of the total number of shares of common stock outstanding at the close of business on the record date fixed for determination of shareholders entitled to receive the dividend or distribution, the conversion price will be adjusted so that the holder of each share of preferred stock will be entitled to receive, upon conversion of that share, the number of shares of our common stock determined by multiplying (a) the conversion price by (b) a fraction, the numerator of which will be the number of shares of common stock outstanding and the denominator of which will be the sum of that number of shares and the total number of shares issued in that dividend or distribution. In case the total number of shares constituting that dividend or distribution does not exceed 25% of the total number of shares of common stock outstanding at the close of business on the record date fixed for that dividend or distribution, the shares of common stock will be considered to be issued at the time of any such next succeeding dividend or other distribution in which the number of shares of common stock issued, together with the number of shares issued in all previous such dividends and distributions, will exceed that 25%.

    (3) Issuance of rights or warrants. For purposes of this paragraph and paragraph (4), "current market price" means the average of the daily closing prices for the five consecutive trading days selected by our board of directors beginning not more than 20 trading days before, and ending not later than the date of the applicable event described in this paragraph and the date immediately preceding the record date fixed in connection with that event. In case we issue to all holders of our common stock rights or warrants expiring within 45 days entitling those holders to subscribe for or purchase our common stock at a price per share less than the current market price, the conversion price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive those rights or warrants will be reduced by multiplying the conversion price by a fraction, the numerator of which is the sum of the number of shares of our common stock outstanding at the close of business on that record date and the number of shares of common stock that the aggregate offering price of the total number of shares of our common stock so offered for subscription or purchase would purchase at the current market price and the denominator of which is the sum of the number of shares of common stock outstanding at the close of business on that record date and the number of additional shares of our common stock so offered for subscription or purchase. For purposes of this paragraph (3), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of our common stock will be deemed to be the issuance of rights or warrants to purchase shares of our common stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon conversion of those securities into shares of our common stock. This adjustment will be made successively whenever any such event occurs.

    (4) Distribution of indebtedness, securities or assets. In case we distribute to all holders of our common stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets, other than common stock, rights or warrants referred to in subparagraph (3) above or a dividend payable exclusively in cash and other than as a result of a fundamental change described in paragraph (5) below, the conversion price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be reduced by multiplying the conversion price by a fraction, the numerator of which is the current market price on that record date less the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of common stock and the denominator of which is the current market price. This adjustment will be made successively whenever any such event occurs.

    (5) Fundamental changes. For purposes of this paragraph (5), "fundamental change" means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of our common stock are converted into or exchanged for stock, other securities, cash or assets. If a fundamental change occurs, the holder of each share of preferred stock outstanding immediately before that fundamental change occurred, will have the right upon any subsequent conversion to receive, but only out of legally available funds, to the extent required by applicable law, the kind and amount of stock, other securities, cash and assets that that holder would have received if that share had been converted immediately before the fundamental change.

   We will not, however, be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion price by at least 1%, that change in the conversion price will be given effect. If, at any time as a result of the provisions of this section, the holders of shares of preferred stock upon subsequent conversion become entitled to receive any shares of our capital stock other than common stock, the number of those other shares so receivable upon conversion of shares of preferred stock will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

   There will be no adjustment to the conversion price in case of the issuance of any shares of our stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this section.

   In any case in which this section requires that an adjustment as a result of any event become effective from and after a record date, we may elect to defer until after the occurrence of that event (a) issuing to the holder of any shares of preferred stock converted after that record date and before the occurrence of that event the additional shares of common stock issuable upon that conversion over and above the shares issuable on the basis of the conversion price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of common stock.

   If we take a record of the holders of our common stock for the purpose of entitling them to receive a dividend or other distribution, and after this and before the distribution to our shareholders legally abandon our plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of our common stock issuable upon conversion of shares of preferred stock or in the conversion price then in effect will be required by reason of the taking of that record.

   Our board of directors will have the power to resolve any ambiguity or correct any error in this section, and its action in so doing will be final and conclusive.

Change in Control Put Right

   For purposes of this section, "change in control" of Global Crossing means the occurrence of any of the following:

     . any "person", as that term is used in Section 13(d)(3) of the Exchange Act, other than a "permitted holder", is or becomes the beneficial owner, directly or indirectly, of 35% or more of our voting stock, measured by voting power rather than number of shares, and the permitted holders own, in the aggregate, a lesser percentage of our total voting stock, measured by voting power rather than by number of shares, than that person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors; for the purposes of this clause, that person will be deemed to "beneficially own" any voting stock of a specified corporation held by a parent corporation if that person beneficially owns, directly or indirectly, more than 35% of the voting stock, measured by voting power rather than by number of shares, of that parent corporation and the permitted holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of voting stock, measured by voting power rather than by number of shares, of that parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of that parent corporation;

     . during any period of two consecutive years, "continuing directors" cease for any reason to constitute a majority of our board of directors;

     . we consolidate or merge with or into any other person, other than a consolidation or merger (a) of us into Global Crossing Holdings or Global Crossing Holdings into us, or us with or into a subsidiary of ours or (b) under a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of our outstanding voting stock immediately before that transaction, beneficially own, directly or indirectly, more than 35% of the voting stock, measured by voting power rather than number of shares, of the surviving corporation immediately following that transaction; or

     . the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person other than a subsidiary of ours or a permitted holder or a person more than 50% of the voting stock, measured by voting power rather than by number of shares, of which is owned, directly or indirectly, following that transaction or transactions by the permitted holders; however, sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on cable systems owned, controlled or operated by us or any subsidiary or of telecommunications capacity or transmission rights acquired by us or any subsidiary for use in our or any subsidiary's business, including for sale, lease, transfer, conveyance or other disposition to any customer of ours or of any subsidiary, will not be deemed a disposition of assets for purposes of this paragraph.

   For purposes of the above paragraph, "permitted holder" means Pacific Capital Group and CIBC Oppenheimer Corp. and their respective affiliates; and "continuing directors" means individuals who at the beginning of the period of determination constituted our board of directors, together with any new directors whose election by our board of directors or whose nomination for election by our shareholders was approved by a vote of at least a majority of our directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or is designee of any one of the "permitted holders" or any combination of the permitted holders or was nominated or elected by any permitted holder(s) or any of their designees.

   If we become subject to a change in control, each holder of shares of preferred stock will have the right to require us to purchase all or any part of that holder's shares of preferred stock at a purchase price in cash equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends on those shares to the date of purchase. Within 30 days following any change in control, we will mail a notice to each holder describing the transaction or transactions that constitute the change in control and offering to purchase that holder's preferred stock on the date specified in that notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of preferred stock as a result of a change in control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this section, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under this section.

   On the date scheduled for payment of the shares of preferred stock, we will, to the extent lawful, (a) accept for payment all shares of preferred stock properly tendered, (b) deposit with the transfer agent an amount equal to the purchase price of the shares of preferred stock so tendered and (c) deliver or cause to be delivered to the transfer agent shares of preferred stock so accepted together with an officers' certificate stating the aggregate liquidation preference of the shares of preferred stock being purchased by us. The transfer agent will promptly mail or deliver to each holder of shares of preferred stock so tendered the applicable payment for those shares of preferred stock, and the transfer agent will promptly countersign and mail or deliver, or cause to be transferred by book-entry, to each holder new shares of preferred stock equal in liquidation preference to any unpurchased portion of the shares of preferred stock surrendered, if any. We will publicly announce the results of our offer on or as soon as practicable after the payment date for the purchase of shares of preferred stock in connection with a change in control of Global Crossing.

   We will not be required to make an offer to purchase any shares of preferred stock upon the occurrence of a change in control of Global Crossing if a third party makes that offer in the manner, at the times and otherwise in compliance with the requirements described in this section and purchases all shares of preferred stock validly tendered and not withdrawn.

   The right of the holders of shares of preferred stock described in this section will be subject to the obligation of Global Crossing Holdings to:

     . repay its debt obligations in full under its corporate credit facility; and

     . offer to purchase and purchase all of its senior notes and outstanding shares of preferred stock that have been tendered for purchase in connection with a change in control of Global
        Crossing.

   In addition, the right of the holders of shares of preferred stock described in this section will be subject to the repurchase or repayment of our future indebtedness, which we are required to repurchase or repay in connection with a change in control.

   When we have satisfied these obligations and, subject to the legal availability of funds for this purpose, we will purchase all shares tendered upon a change in control.

   In addition, the holders of shares of preferred stock may not be able to exercise the rights described in this section if we fail to meet specified solvency tests under Bermuda law. These solvency tests would require us to determine that we will be solvent, taking into account the purchase of shares of preferred stock as provided in this section, and that we will not otherwise breach the provisions of any act, regulation or license applicable to us.

Exchange of Shares of Preferred Stock

   If we are reorganized so that the shares of our common stock are exchanged for shares of the common stock of a new entity, the common stock of which is traded on the Nasdaq National Market or another recognized securities exchange, then, by notice to the holders of the preferred stock but without any required consent on their part, we will have the option to cause the exchange of the shares of preferred stock for shares of preferred stock of that new entity having the same terms and conditions as provided in the certificate of designations of the preferred stock. If we exercise that option, we will indemnify the holders of shares of preferred stock if such an exchange would, under then applicable United States federal income tax law, result in the recognition of gain by holders of shares of the preferred stock. However, we will not indemnify you for any payments described under "--Tax Redemption" on page 37 unless and to the extent it is so provided in that section.

   However, in the event that the new entity is not incorporated as a Bermuda company or in the event the share structure of the new entity is not identical to our own, the rights attaching to the preferred stock of the new entity may be adjusted so as to comply with the local law of the country of incorporation of that new entity or the share structure of that new entity.

Registration Rights

   On November 5, 1999, we entered into a registration rights agreement with the initial purchasers of the preferred stock. Under the registration rights agreement, we agreed to use our reasonable best efforts to cause a shelf registration statement to become effective under the Securities Act to cover resales of our shares of preferred stock and common stock that we may issue upon conversion of the shares of preferred stock or to pay dividends on the shares of preferred stock. We also agreed to use our reasonable best efforts to maintain that registration statement continuously effective for up to two years after the shelf registration first becomes effective or a shorter period if all restricted securities traded under the shelf registration statement have all been sold.

   If the shelf registration statement ceases to be effective or usable in connection with resales of shares of preferred stock and common stock during the periods specified in the registration rights agreement--we will refer to that event as a "registration default"--then we will pay to each holder of shares registrable under the registration rights agreement, with respect to the first 90-day period immediately following the occurrence of a registration default, additional dividends on the preferred stock in an amount equal to 0.50% per year, which we will refer to as "special dividends". The amount of the special dividends will increase by an additional 0.25% per year with respect to any subsequent 90-day period, but in no event will that rate exceed 1.00% per year in the aggregate regardless of the number of registration defaults, until all registration defaults have been cured. If, after the cure of all registration defaults then in effect, there is a subsequent registration default, the special dividend rate for that subsequent registration default will initially be 0.25%, regardless of the special dividend rate in effect with respect to any prior registration default at the time of the cure of that registration default. All accrued special dividends will be paid to the holders entitled to those dividends, in the manner provided for the payment of dividends in the certificate of designations.

   Special dividends, like ordinary dividends, will be paid in cash, although we will have the option to deliver shares of our common stock to the transfer agent for the preferred stock, which will resell those shares of common stock and use the proceeds to pay special dividends in cash to the holders.

   This is a summary of some important provisions of the registration rights agreement. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. We filed the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. Alternatively, you may request a copy of the registration rights agreement by contacting us at the address provided under "Where You Can Find More Information" on page ii.

Transfer Agent, Registrar and Dividend Disbursing Agent

   The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of preferred stock is EquiServe.

Book-Entry Issuance

   The shares of preferred stock is issued as one or more global certificates registered in the name of the DTC or its nominee. The depositary for the preferred stock is the DTC. The preferred stock has been issued in accordance with the procedures described under "Book-Entry Procedures and Settlement" below.

                     BOOK-ENTRY PROCEDURES AND SETTLEMENT

   Upon issuance, all book-entry certificates will be represented by one or more fully registered global certificate, without coupons. Each global certficate will be deposited with, or on behalf of, the DTC, a securities depository, and will be registered in the name of the DTC or a nominee of the DTC. The DTC will thus be the only registered holder of the shares of preferred stock.

   Purchasers of shares of preferred stock may only hold interests in the global certificates through the DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary-- banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with the DTC or its nominee. The DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry certficate will hold that certficate indirectly through a hierarchy of intermediaries, with the DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom".

   The shares of preferred stock of each beneficial owner of a book-entry certficate will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of shares of preferred stock will generally not be entitled to have the shares represented by the global certificates registered in its name and will not be considered the owner under our charter or bye-laws. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of shares of preferred stock. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability of a beneficial owner to transfer book-entry shares of preferred stock.

   A beneficial owner of book-entry shares of preferred stock represented by a global certficate may exchange the shares for definitive (paper) shares of preferred stock only if:

     . the DTC is unwilling or unable to continue as depositary for that global certficate and we do not appoint a qualified replacement for the DTC within 90 days; or

     . we, in our sole discretion, decide to allow some or all book-entry certificates to be exchangeable for definitive shares of preferred stock in registered form.

   Any global certficate that is so exchanged will be exchanged in whole for definitive shares of preferred stock in registered form, with the same terms and of an equal aggregate liquidation preference. Definitive shares of preferred stock will be registered in the name or names of the person or persons specified by the DTC in a written instruction to the registrar of the preferred stock. The DTC may base its written instruction upon directions that it receives from its participants.

   In this prospectus, references to actions taken by holders of shares of preferred stock will mean actions taken by the DTC upon instructions from its participants, and references to payments and notices of redemption to holders of shares of preferred stock will mean payments and notices of redemption to the DTC as the registered holder of the shares of preferred stock for distribution to participants in accordance with the DTC's procedures.

   The DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Exchange Act. The rules applicable to the DTC and its participants are on file with the SEC.

   The DTC's management is aware that some computer applications, systems, and the like for processing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". The DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to shareholders, book-entry deliveries, and settlement of trades within the DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

   The DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not appointed, share certificates are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through the DTC or any successor depositary with respect to the shares of preferred stock. In that event, certificates for the shares will be printed and delivered.

   The information in this section concerning the DTC and the DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of that information.

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



                        DESCRIPTION OF COMMON STOCK

   The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Bermuda law and of our constituent documents and of the constituent documents of our subsidiaries. We have filed our memorandum of association and bye-laws as exhibits to the registration statement of which this prospectus is a part.

General

   Under our memorandum of association, our authorized share capital is $30,200,000, divided into:

  .  3,000,000,000 shares of common stock, par value $0.01 per share; and

  .  20,000,000 shares of preferred stock, par value $0.01 per share.

Voting and transfer restrictions

   Voting restriction. Each share of our common stock has one vote, except that if any shareholder owns, directly, indirectly or constructively under Section 958 of the Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of
Section 13(d) of the Exchange Act and the rules and regulations promulgated under that act, more than 9.5%, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20%, of the votes cast in connection with any matter which our shareholders are voting on, the number of votes of that shareholder will be limited to 9.5%, or, in the case of the Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of those votes cast, based on a formula contained in our bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on the voting rights will be allocated to the other shareholders pro rata, based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitations as a result of that allocation.

   Transfer restriction. Our bye-laws also provide that any transfer of shares of common stock or any interest in those shares that results in a shareholder, other than Pacific Capital Group, GKW Unified Holdings, Canadian Imperial Bank of Commerce, Continental Casualty Company or MRCo or their affiliates or some of their lenders, beneficially owning within the meaning of Section 13(d) of the Exchange Act, directly or indirectly, 5% of the outstanding shares of our common stock, if that shareholder is a natural person, or otherwise 9.5% of the outstanding shares of our common stock, without the approval of a majority of the members of the board of directors and of shareholders holding at least a majority of the total votes cast at the shareholder meeting called to approve that transfer will not be registered in the share register and will be void and of no effect.

   Amendments to the voting reallocation and transfer restriction provisions of our bye-laws require the approval of our board of directors and shareholders holding at least 75% of the votes of all outstanding shares of common stock. In the event of any amendment to these bye-laws, under some circumstances, we have the obligation to indemnify and hold harmless any shareholder who, as a result of that amendment, becomes subject to treatment as a U.S. shareholder for purposes of Section 951 and subsequent sections of the Internal Revenue Code from and against all losses, costs, damages, liabilities and expenses directly or indirectly arising out of that treatment.

   These voting and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than some existing owners, to acquire control of Global Crossing.

Distributions

   Holders of common stock are treated equally with respect to all distributions to our shareholders.

Global Crossing registration rights agreement, voting agreement and share transfer restriction agreement

   Pacific Capital Group, GKW Unified Holdings, affiliates of Canadian Imperial Bank of Commerce, Continental Casualty Company, MRCo, ourselves and some other shareholders of ours, including some of our officers and directors and their affiliates, have entered into a registration rights agreement filed as an exhibit to our registration statements.


   Under the registration rights agreement, our shareholders who are parties to that agreement and a number of their transferees have demand and piggyback registration rights and will receive indemnification and, in some circumstances, reimbursement for expenses from us in connection with an applicable registration.

   Some of our principal shareholders representing at that time over a majority of the voting power of our common stock entered into a voting agreement with Frontier in March 1999 in connection with the Frontier merger. These shareholders reaffirmed their voting obligations under the voting agreement in connection with subsequent amendments made to the merger agreement during 1999. Under the second reaffirmation of voting agreement and share transfer restriction agreement dated September 2, 1999, these shareholders also agreed, from September 2, 1999 until March 28, 2000, not to transfer record or beneficial ownership of any shares of our common stock held by those shareholders, other than transfer to charities, transfers made with our consent and other limited exceptions, and to work in good faith toward implementing a program with the purpose that, if these shareholders wish to sell or transfer their shares after March 28, 2000, these sales or transfers would be completed in a manner that would provide for an orderly trading market for the shares of our common stock.

   Also on September 2, 1999, fourteen of our executive officers and three executive officers of Frontier entered into a share transfer restriction agreement with us. Under this agreement, our executive officers agreed not to sell or transfer shares of our common stock, and the Frontier executive officers agreed not to sell or transfer shares of Frontier common stock and the shares of our common stock they would receive in exchange for their Frontier common stock in the merger, until March 28, 2000, subject to substantially the same exceptions as are applicable to the second reaffirmation of voting agreement and share transfer restriction agreement described in the paragraph immediately above.

Transfer Agent, Registrar and Dividend Disbursing Agent

   The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock will be EquiServe.

                        CERTAIN INCOME TAX CONSEQUENCES

Taxation of Global Crossing

   We believe that a significant portion of the income derived from our subsea systems will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which we or our affiliates conduct activities or in which our customers are located, including the United States. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. There can be no assurance that these factors will not have a material adverse effect on us.

 Bermuda Tax Considerations

   Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, then the imposition of that tax will not be applicable to us or to any of our operations, neither will that tax, or any tax in the nature of estate duty or inheritance tax, become applicable to our stock, until March 28, 2016. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on any company, including ourselves, owning real property or leasehold interests in Bermuda.

 United States Federal Income Tax Considerations

   We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, and to United States branch profits tax, on our income, if any, that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so as to reduce the amount of our effectively connected income. However, we cannot assure you that the Internal Revenue Service will agree with the positions we take in this regard. Moreover, our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by our United States subsidiaries to us or to our non-United States subsidiaries generally will be subject to United States withholding tax.

Taxation of Shareholders

 Bermuda Tax Considerations

   Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the preferred stock or on any payments thereunder. See "Taxation of Global Crossing--Bermuda Tax Considerations" for a description of the undertaking on taxes obtained by us from the Minister of Finance of Bermuda.

  United States Federal Income Tax Considerations

   The following is a summary of certain United States federal income tax consequences, as of the date hereof, for beneficial owners of shares of preferred stock and shares of common stock into which the shares of preferred stock may be converted, that hold the shares of preferred stock and the shares of common stock as capital assets, and that are "United States persons" under the Internal Revenue Code. Under the Internal Revenue Code, you are a "United States person" if you are:

    .  a citizen or resident of the United States;

    . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

    . an estate the income of which is subject to United States federal income taxation regardless of its source;

    . a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons; or

    . a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

   This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

    .  a dealer in securities or currencies;

    . a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

    .  a financial institution;

    .  an insurance company;

    .  a tax-exempt organization;

    .  a person liable for alternative minimum tax;

    . a person holding shares of preferred stock or shares of common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

    . a person owning, actually or constructively, 10% or more of our voting stock or 10% or more of the voting stock of any of our non-United States subsidiaries; or

    . a United States person whose "functional currency" is not the United States dollar.

   We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary.

   If a partnership holds shares of preferred stock or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of preferred stock or shares of common stock, you should consult your tax advisor.

   You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of the shares of preferred stock and the shares of common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

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

Taxation of Dividends

   Subject to the passive foreign investment company rules discussed below, the gross amount of distributions you receive on your shares of preferred stock or shares of common stock will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits calculated according to United States federal income tax principles. That income will be includible in your gross income as ordinary income on the day you receive it. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from us.

   Although we expect to have earnings and profits with respect to 2000, the existence of current or accumulated earnings and profits in subsequent years will depend on future levels of profits and losses which we cannot accurately predict at this time. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the shares, thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

   If, for United States federal income tax purposes, we are classified as a "United States-owned foreign corporation", distributions made to you with respect to your shares that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign source "passive income" or, in the case of some holders, foreign source "financial services income" and (2) United States source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of our stock is owned, directly or indirectly, by United States persons.

Redemption Premium

   Under Section 305(c) of the Internal Revenue Code and the applicable regulations thereunder, if in certain circumstances the redemption price of the preferred stock exceeds its issue price by more than a de minimis amount, the difference, which we call "redemption premium", will be taxable as a constructive distribution to you over time of additional preferred stock. These constructive distributions would be treated first as a dividend to the extent of our current and accumulated earnings and profits and otherwise would be subject to the treatment described above for dividends. Because the preferred stock provides for optional rights of redemption by us at prices in excess of the issue price, you could be required to recognize such excess if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. Applicable regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (1) you are not related to us within the meaning of the regulations; (2) there are no plans, arrangements or agreements that effectively require or are intended to compel us to redeem the stock; and (3) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemptions are more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. We intend to take the position that the existence of our optional redemption rights does not result in a constructive distribution to you.

Disposition of the Shares of Preferred Stock or Shares of Common Stock

   Subject to the passive foreign investment company rules discussed below, when you sell or otherwise dispose of your shares of preferred stock, other than by way of a conversion, or you sell or otherwise dispose of your shares of common stock, you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in the shares. In general, your adjusted tax basis in the shares of preferred stock will be your cost of obtaining the shares of preferred stock increased by any redemption premium previously included in income by you and reduced by any previous distributions that are not characterized as dividends. In general, your adjusted tax basis in the shares of common stock will be your initial tax basis as described below in the discussion regarding conversion, reduced by any previous distributions that are not characterized as dividends. For foreign tax credit limitation purposes, such gain or loss will generally be treated as United States source. If you are an individual, and the shares of preferred stock or common stock being sold or otherwise disposed of are capital assets that you have held for more than one year, your gain recognized will be taxed at a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

   A redemption of the preferred stock by us would be treated, under Section 302 of the Internal Revenue Code, either as a sale or exchange giving rise to capital gain or loss, or as described below as a dividend.

   If a redemption of the shares for cash is treated as a dividend with respect to you under Section 302 of the Internal Revenue Code, you (1) will not recognize any loss on the exchange and (2) will recognize dividend income, rather than capital gain, equal to the amount of cash received, without regard to your basis in the shares surrendered in the exchange, to the extent of your proportionate share of our current or accumulated earnings and profits. Under
Section 302 of the Internal Revenue Code, the redemption will not be treated as a dividend provided that, after giving effect to the constructive ownership rules of Section 318 of the Internal Revenue Code, the redemption (1) represents a "complete termination" of your stock interest in us, (2) is "substantially disproportionate" with respect to you or (3) is "not essentially equivalent to a dividend" with respect to you, all within the meaning of
Section 302(b) of the Internal Revenue Code. A redemption will be "not essentially equivalent to a dividend" as to you if it results in a "meaningful reduction" in your interest in us, after application of the constructive ownership rules of Section 318 of the Internal Revenue Code. In general, there are no fixed rules for determining whether a "meaningful reduction" has occurred. You should consult your tax advisor as to your ability in light of your own particular circumstances to satisfy any of the foregoing tests.

Conversion

   Generally, no gain or loss will be recognized upon conversion of shares of preferred stock into shares of common stock, except with respect to any cash paid in lieu of fractional shares of common stock. The tax basis of shares of common stock received upon conversion of shares of preferred stock generally will be equal to the tax basis of the shares of preferred stock so converted and the holding period of the shares of common stock generally will include the holding period of the shares of preferred stock so converted.

   Adjustments to the conversion ratio of the preferred stock pursuant to the anti-dilution provisions, see "Description of the Preferred Stock--Adjustments to the Conversion Price" on page 41, may result in a taxable deemed distribution to you pursuant to Section 305 of the Code if (1) as a result of that adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made under a bona fide, reasonable anti-dilution formula. An adjustment to the conversion ratio of the preferred stock would not be considered made under such a formula if the adjustment were made to compensate you for certain taxable distributions to other common stock holders. Thus, under certain circumstances, an adjustment might give rise to a taxable dividend to you even though you did not receive any cash.

Passive Foreign Investment Company

   We do not believe that we are a passive foreign investment company for United States federal income tax purposes and do not expect to become one in the future, although we can provide no assurance in this regard. This conclusion is based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. A company is considered a passive foreign investment company for any taxable year if either:

     .  at least 75% of its gross income is passive income; or

     . at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

   The 50% of value test is based on the average of the value of our assets for each quarter during the taxable year. If we own at least 25% by value of another company's stock, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of that company. The determination of whether we are a passive foreign investment company is made annually. Accordingly, it is possible that we may become a passive foreign investment company in the current or any future taxable year due to changes in our asset or income composition.

   If we are a passive foreign investment company for any taxable year during which you hold shares of preferred stock or shares of common stock, unless you make a "QEF election" or a "mark to market election" as described below, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition, including a pledge, of the shares of preferred stock or shares of common stock. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the shares of preferred stock or shares of common stock will be treated as excess distributions. Under these special tax rules:

     . the excess distribution or gain will be allocated ratably over your holding period for the shares of preferred stock or shares of common stock;

     . the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a passive foreign investment company, will be treated as ordinary income; and

     . the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

   If you hold shares of preferred stock or shares of common stock in any year in which we are a passive foreign investment company, you are required to file Internal Revenue Service Form 8621.

   The special passive foreign investment company tax rules described above will not apply to you if you elect to have us treated as a "qualified electing fund", which we call a "QEF election", and we provide certain information to you. If we are treated as a passive foreign investment company, we intend to notify you and to provide to you such information as may be required for you to make the QEF election effective.

   If you make a QEF election, you will be taxable currently on your pro rata share of our ordinary earnings and net capital gain, at ordinary income and capital gain rates, respectively, for each taxable year during which we are treated as a passive foreign investment company, regardless of whether or not you receive distributions, so that you may recognize taxable income without the corresponding receipt of cash from us with which to pay your resulting tax obligation. Your basis in the shares of preferred stock or shares of common stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares of preferred stock or shares of common stock and will not be taxed again as a distribution to you.

   Alternatively, if you own shares of preferred stock or shares of common stock and such stock is treated as "marketable stock", you may make a mark to market election. If you make such an election, you will not be subject to the passive foreign investment company rules described above. Instead, in general, you will include in income each year as ordinary income the excess, if any, of the fair market value of your marketable stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark to market election. Your basis in the marketable stock will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the marketable stock will be ordinary income or loss, except that such loss will be ordinary loss only to the extent of the previously included net mark to market gain. The mark to market election is only available with respect to stock that is regularly traded on certain United States exchanges and other exchanges designated by the United States Treasury. We do not expect that the shares of preferred stock will meet those requirements. Assuming that the shares of common stock are regularly traded, the shares should be treated as "marketable stock" for these purposes.

   You should consult your own tax advisors concerning the United States federal income tax consequences of holding shares of preferred stock or shares of common stock if we are considered a passive foreign investment company in any taxable year, including the advisability and availability of making any of the foregoing elections.

Foreign Personal Holding Company

   If we or one of our non-United States subsidiaries were classified as a foreign personal holding company, you would be required, regardless of your percentage ownership, to include in income, as a dividend, your pro rata share of our, or our relevant non-United States subsidiary's, undistributed foreign personal holding company income, generally, taxable income with certain adjustments, if you held shares of preferred stock or shares of common stock on the last day of our taxable year, or if earlier, the last day on which we satisfied the shareholder test described below. In addition, if we were classified as a foreign personal holding company, and you acquired shares of preferred stock or shares of common stock from a decedent, you would not receive a "stepped-up" basis in that stock. Instead, you would have a tax basis equal to the lower of the fair market value of those shares of preferred stock or shares of common stock or the decedent's basis in them.

   A foreign corporation will be classified as a foreign personal holding company if (1) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock, by either voting power or value--we call this the "shareholder test"--and (2) the corporation receives at least 60% of its gross income, 50% after the initial year of qualification, as adjusted, for the taxable year from certain passive sources--we call this the "income test". It is possible that we and our non-United States subsidiaries could meet the shareholder test in a given taxable year. It is also possible that we or one of our non-United States subsidiaries would meet the income test in a given year and would be treated as a foreign personal holding company. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to you under these rules, to the extent such management of our affairs is consistent with our business goals, although there can be no assurance in this regard.

Personal Holding Company

   A corporation classified as a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income. Foreign corporations determine their liability for personal holding company tax by considering only
(1) gross income derived from United States sources and (2) gross income that is effectively connected with a United States trade or business. A corporation will be classified as a personal holding company if (1) at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock, by value, directly or indirectly and (2) the corporation receives at least 60% of its gross income, as adjusted, from certain passive sources. However, if a corporation is a foreign personal holding company or a passive foreign investment company, it cannot be a personal holding company. It is possible that we and our subsidiaries could meet the personal holding company shareholder test in a given taxable year. It is also possible that we or one of our subsidiaries would meet the income test in a given year and would be treated as a personal holding company. We intend to manage our affairs so as to attempt to avoid or minimize the imposition of the personal holding company tax, to the extent such management of our affairs is consistent with our business goals, although there can be no assurance in this regard.

Controlled Foreign Corporations

   For the purposes of this paragraph, we will refer to United States persons that own, or are deemed for United States federal income tax purposes to own, under complex attribution and constructive ownership rules, 10% or more of our voting stock or the voting stock of any of our non-United States subsidiaries as "10% shareholders". If 10% shareholders own, in the aggregate, more than 50%, measured by voting power or value, of our shares or the shares of any of our non-United States subsidiaries, directly, indirectly, or by attribution, we or any such non-United States subsidiary would be a controlled foreign corporation. If characterized as controlled foreign corporations, then a portion of our undistributed income may be includible in the taxable income of our 10% shareholders, and all or a portion of the gain recognized by those 10% shareholders on the disposition of their shares, which could otherwise qualify for capital gains treatment, may be converted into ordinary dividend income. It is possible that we and our non-United States corporate subsidiaries may be controlled foreign corporations or may become controlled foreign corporations in the future. However, as discussed above, controlled foreign corporation status generally only has potentially adverse consequences to 10% shareholders.

Information Reporting and Backup Withholding

   In general, unless you are an exempt recipient such as a corporation, information reporting will apply to dividends in respect of the shares of preferred stock or the proceeds received on the sale, exchange, or redemption of the shares of preferred stock paid to you within the United States and in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at the rate of 31%. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the United States Internal Revenue Service.

                              SELLING SHAREHOLDERS

   We originally issued and sold the shares of preferred stock in November 1999 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Salomon Smith Barney Inc. in a private placement. These initial purchasers then resold the shares of preferred stock in transactions exempt from the registration requirements of the Securities Act in the United States to qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

   The selling shareholders listed below may, under this prospectus, from time to time offer and sell the number of shares of preferred stock listed below opposite their names and the number of shares of common stock into which their shares of preferred stock may be converted also listed below opposite their names.

                                             Number of Shares  Number of Shares
Selling Shareholders                        of Preferred Stock of Common Stock
--------------------                        ------------------ ----------------
Morgan Stanley Dean Witter.................       71,500          158,887.30
Granville Capital Corporation..............       80,000          177,776.00
BNP Arbitrage SNC..........................      100,000          222,220.00
Sage Capital...............................       15,000           33,333.00
Value Line Convertible Fund, Inc...........        5,000           11,111.00
Rhapsody Fund, LP..........................       22,900           50,888.38
Investcorp SAM Fund Limited................      110,300          245,108.66
Arpeggio Fund, LP..........................       12,400           27,555.28
Gryphon Domestic III, LLC..................       60,706          134,900.87
California Public Employees' Retirement
System.....................................      120,000          266,664.00
General Motors Employees Global Group
Pension Trust..............................       12,500           27,777.50
Allstate Insurance Company.................       34,000           75,554.80
Value Line Convertible Fund, Inc...........        5,000           11,111.00
ECT Investments, Inc.......................      105,000          233,331.00
Joseph J. Hoyt.............................          300              666.66
Elizabeth Pickford Schreiber...............          100              222.22
John Blystone Pickford II..................          100              222.22
Thomas M. Hoyt.............................          100              222.22
Louise Martin Pickford.....................          100              222.22
UBS AG London Branch.......................      182,500          405,551.50
UBK Arbitrage Fund.........................       10,000           22,222.00
Mainstay Strategic Value Fund..............        1,000            2,222.20
Mainstay Convertible Fund..................        2,000            4,444.40
New York Life Separate Account #7..........       16,000           35,555.20
Brown & Williamson Tobacco Master
Retirement Trust...........................        2,000            4,444.40
Delta Airlines Master Trust................       34,300           76,221.46
Van Waters Rogers, Inc. Retirement Plan
(f.k.a. Univar Corporation)................        5,000           11,111.00
Port Authority of Allegheny County
 Retirement and Disability Allowance Plan
 for the Employees Represented by Local 85
 of the Amalgamated Transit Union..........       18,700           41,555.14
Champion International Corporation Master
Retirement Trust...........................       15,000           33,333.00
The Dow Chemical Company Employees'
Retirement Plan............................       35,000           77,777.00
Genesee County Employees' Retirement
System.....................................        2,000            4,444.40
Associated Electric & Gas Insurance
Services Limited...........................       17,000           37,777.40
Southern Farm Bureau Life Insurance
Company....................................        6,000           13,333.20
Dorinco Reinsurance Company................        6,250           13,888.75
City of Knoxville Pension System...........        5,500           12,222.10
Macomb County Employees' Retirement
System.....................................        1,500            3,333.30
CALAMOS Convertible Portfolio--CALAMOS
Advisor Trust..............................          210              466.66
Knoxville Utilities Board Retirement
System.....................................        3,400            7,555.48
Boilermaker-Blacksmith Pension Trust.......       17,590           39,088.50

                                              Number of Shares  Number of Shares
Selling Shareholders                         of Preferred Stock of Common Stock
--------------------                         ------------------ ----------------
United Food and Commercial Workers Local
 1262 and Employers Pension Fund...........         7,600           16,888.72
Greek Catholic Union.......................           150              333.33
Greek Catholic Union II....................           300              666.66
Unifi, Inc. Profit Sharing Plan and Trust..         1,800            3,999.96
Kettering Medical Center Funded
Depreciation Account........... ...........         1,150            2,555.53
SPT........................................        14,500           32,221.90
The Fondren Foundation.....................         1,125            2,499.98
CALAMOS Convertible Fund--CALAMOS
Investment Trust...........................        20,700           45,999.54
CALAMOS Growth and Income Fund--CALAMOS
 Investment Trust..........................         4,700           10,444.34
CALAMOS Global Growth and Income Fund--
 CALAMOS Investment Trust..................         1,300            2,888.86
Bankers Trust..............................           265              588.88
Firstar....................................         5,600           12,444.32
McDonald...................................            35               77.78
Tucker Anthony.............................           165              366.66
Northern Trust.............................           220              488.88
Mercantile.................................           355              788.88
Smith Barney...............................         1,060            2,355.53
State Street...............................         2,050            4,555.51
Bank of NY.................................           760            1,688.87
Chase......................................           795            1,766.65
First Union................................         6,345           14,099.86
Fleet......................................           165              366.66
Mellon.....................................         1,245            2,766.64
Northern Trust.............................         2,075            4,611.07
McMahan Securities Company, L.P............        10,000           22,222.00
Argent Classic Convertible Arbitrage Fund
L.P........................................        80,000          177,776.00
Onyx Fund Holdings, LDC....................        20,000           44,444.00
BNP Arbitrage SNC..........................       100,000          222,220.00
Argent Classic Convertible Arbitrage Fund
(Bermuda) L.P..............................       250,000          555,550.00
Highbridge International LLC...............       440,200          978,212.44
Jay B. Mitchell IRA........................           400              888.88
Jerry A. Rogovin IRA.......................           300              666.66
Upper Merion Township Police Pension Plan..         1,500            3,333.30
Irwin Edward Robinson......................           200              444.44
Newtown/CPC Hourly Plan....................           150              333.33
Newtown/CPC Salaried Plan..................           200              444.44
Visiting Nurse Association of York County..         1,000            2,222.20
I. Robert Goodman U/W Jerome Goodman.......           200              444.44
Alice H. Goodman, TTEE, Alice H. Goodman
 Estate Planning Trust.....................           400              888.88
Ross and Grace Pierpont Irrevocable Trust..           300              666.66
Jane King Reid.............................           150              333.33
Nancy Weil Korach-Inc......................           200              444.44
Roland Park Country School Endowment Fund..         3,000            6,666.60
Children's Fresh Air Society of the
 Baltimore Community Foundation............           300              666.66
St. Paul's School Endowment Fund...........         1,000            2,222.20
Endowment Fund of the University of
 Maryland..................................         1,000            2,222.20
Keswick Endowment Fund.....................           500            1,111.10

                                              Number of Shares  Number of Shares
Selling Shareholders                         of Preferred Stock of Common Stock
--------------------                         ------------------ ----------------
Dr. Morton F. Goldberg.....................            200              444.44
Myrna Goldberg.............................            100              222.22
Caroline Norden............................            600            1,333.32
Evelyn Samler Trust Under Will.............            300              666.66
Joseph J. Katz.............................            800            1,777.76
Center Stage Endowment Fund................            500            1,111.10
York Building Products Co., Inc. Profit
 Sharing Trust.............................          2,000            4,444.40
Stewart & Tate, Inc. Employees' Profit
 Sharing Trust.............. ..............            400              888.88
Collins Lithographing, Inc. Profit Sharing
 Trust.....................................            200              444.44
Enoch Pratt Free Library Endowment Fund A..            800            1,777.76
Church of the Redeemer Endowment Fund......            200              444.44
Church of the Redeemer Heritage Trust......            150              333.33
Ronald M. Wilner IRA.......................            150              333.33
Woodbourne Foundation, Inc.................            500            1,111.10
American Stone-Mix, Inc.--Salaried.........            500            1,111.10
American Stone-Mix, Inc.--Hourly...........            500            1,111.10
Lewis M. Hess..............................            200              444.44
Arthroscopy Assoc. of No. America--
 Research..................................            200              444.44
Arthroscopy Assoc. of No. America--
 General...................................            250              555.55
Arthroscopy Assoc. of No. America--
 Journal...................................             50              111.11
The Goodman Group, Inc. Profit Sharing
 Trust.....................................            200              444.44
Jane S. Baum...............................            200              444.44
National Arts Stabilization Endowment......            500            1,111.10
Lineberger Foundation of Oregon............            100              222.22
Jerome Lapides.............................          1,000            2,222.20
Jerome Lapides IRA.........................            200              444.44
Drs. Beltran Koh & Wei Anesth PA MP & PST..          2,000            4,444.40
Clements Family Trust......................            100              222.22
Child Welfare League--Endowment............            400              888.88
Child Welfare League of America--Pension...            200              444.44
Norman J. Glick IRA........................            300              666.66
Richard N. Pridgeon IRA....................            200              444.44
California Public Employees' Retirement
 System....................................        120,000          266,664.00
UBS AG London Branch.......................        182,500          405,551.50
Kellner, DiLeo & Co........................         25,000           55,555.00
LB Series Fund, Inc., High Yield
 Portfolio.................................         12,000           26,666.40
President and Fellows of Harvard College...         40,000           88,888.00
Bank of America Securities LLC.............        404,200          898,213.24
J.P. Morgan Securities Inc. ...............        209,470          465,484.23
Scudder Dividend and Growth Fund...........          3,000            6,666.60
Provident Life and Accident Insurance
 Company...................................         60,000          133,332.00
SunAmerica Series Trust, on behalf of its
 Federated Utility Portfolio...............          2,500            5,555.50
Federated Insurance Series, on behalf of
 its Federated Utility Fund II.............          4,000            8,888.80
Federated Utility Fund, Inc. ..............         30,000           66,666.00
Allstate Insurance Company.................         50,000          111,110.00
President 2nd Fellows of Harvard College...         40,000           88,888.00
Tribeca Investments LLC....................        395,000          877,769.00
Chartwell..................................         20,000           44,444.00
Scudder Dividend and Growth Fund...........          3,000            6,666.60
Provident Life and Accident Insurance
 Company...................................         60,000          133,332.00
Forrestal Funding Master Trust.............         97,500          216,664.50
Deutsche Bank Securities Inc. .............      1,573,400        3,496,409.48
Boulder Capital Inc. ......................          5,000           11,111.00

                                             Number of Shares  Number of Shares
Selling Shareholders                        of Preferred Stock of Common Stock
--------------------                        ------------------ ----------------
Onex Industrial Partners Limited..........         5,000            11,111.00
Boulder II Limited........................        10,000            22,222.00
Bear, Stearns & Co. Inc. .................       185,000           411,107.00
White River Securities LLC................       185,000           411,107.00
JMG Capital Partners, LP..................        50,000           111,110.00
JMG Triton Offshore Fund, Ltd. ...........        75,000           166,665.00
Goldman Sachs and Company.................         9,915            22,033.11
GEM Convertible Securities Partners,
 L.P. ....................................        39,200            87,110.24
Alscott Investments, LLC..................        31,000            68,888.20
Allegheny Teledyne Inc. Pension Plan......        57,300           127,332.06
Colgate-Palmolive Company Retirement
 Trust....................................        19,100            42,444.02
Delta Airlines Inc. Retirement Plan.......       106,000           235,553.20
Golden Rule Insurance Company.............        14,800            32,888.56
Golden Rule Financial Corporation.........        22,200            49,332.84
L.A. Fire and Police Pension Fund.........       238,000           528,883.60
Mark IV Industries, Inc. and Subsidiaries
 Master Trust.............................        10,000            22,222.00
State of Maryland Retirement Plan.........        82,000           182,220.40
Pitney Bowes Retirement Fund..............        70,400           156,442.88
Boilermakers Blacksmith Pension Trust.....         8,250            18,333.15
State of Oregon Equity....................        57,600           127,998.72
Nalco Chemical Company....................         2,450             5,444.39
Arkansas PERS.............................        11,375            25,277.53
ICI American Holdings Trust...............         5,275            11,722.11
Zeneca Holdings Pension Trust.............         7,050            15,666.57
Delaware PERS.............................        11,100            24,666.42
PRIM Board................................        17,575            39,055.17
Paloma Strategic Securities Limited.......       122,500           272,219.50
Paloma Securities LLC.....................       122,500           272,219.50
Arkansas PERS.............................        16,075            35,721.87
ICI American Holdings Trust...............         7,300            16,222.06
Zeneca Holdings Pension Trust.............         7,050            15,666.51
Delaware PERS.............................        15,300            33,999.66
PRIM Board................................        24,625            54,721.68
Boilermakers Blacksmith Pension Trust.....        11,540            25,644.19
State of Oregon Equity....................        57,600           127,998.72
Nalco Chemical Company....................         3,010             6,688.82
Black Diamond Offshore Ltd. ..............        15,055            33,455.22
Double Black Diamond Offshore LDC.........        41,205            91,565.75
Bank of America...........................       434,110           964,679.24
Alta Partners Holdings, LDC...............       140,000           311,108.00
Fidelity Financial Trust: Fidelity
 Convertible Securities Fund..............        36,000            79,999.20
Sunrise Partners LLC......................        50,000           111,110.00
Q Investments, L.P. ......................        23,500            52,221.70
R/2/ Investments, LDC.....................       871,500         1,936,647.30
Q Opportunity Fund Ltd. ..................       625,000         1,388,875.00
Alexandra Global Investment Fund I Ltd. ..        10,000            22,222.00
Prim Board................................        38,500            85,554.70
Merrill Lynch, Pierce, Fenner & Smith Inc.
 .........................................        58,086           129,078.71
Hamilton Partners Limited.................        50,000           111,110.00

                              PLAN OF DISTRIBUTION

   The selling shareholders named on pages 58 through 61 may from time to time sell their shares of preferred stock and the common stock covered by this prospectus to purchasers directly. Alternatively, the selling shareholders may from time to time offer their shares of preferred stock and common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of those shares for whom they may act as agent.

   In addition, we may sell from time to time shares of common stock covered by this prospectus to pay cash dividends on the shares of preferred stock. We may sell those shares to purchasers directly or through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of those shares for whom they may act as agent. From time to time, we may also deliver shares of common stock covered by this prospectus to holders of preferred stock in exchange for shares of preferred stock on terms to be determined in privately negotiated transactions with those holders. Shares of preferred stock acquired by us in those transactions will be cancelled.

   The selling shareholders and any such brokers, dealers or agents who participate in the distribution of shares of preferred stock or common stock as described in the previous paragraph may be deemed to be "underwriters", and any profits on the sale of those shares by them and any discounts, commissions or concessions received by those brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to statutory liabilities of the Securities Act, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

   The shares of preferred stock and common stock covered by this prospectus may be sold from time to time by us, the selling shareholders or, if permitted, by pledgees, donees, transferees or other successors in interest. Those shares may be disposed of from time to time in one or more transactions through any one or more of the following:

  .   a block trade, in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  .   purchases by a broker or dealer principal and resale by the broker or dealer for its account;

  .   ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  .   an exchange distribution in accordance with the rules of the exchange or transactions in the over-the-counter market;

  .   the writing of options on the shares;

  .   by the purchasers directly;

  .   sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or successors in interest or from the purchasers of the shares for whom they may act as agent; and

  .   the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the shares or interests in the shares.

   In addition, the shares of common stock and preferred stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

   We cannot assure you that any selling shareholder will sell any or all of its shares under this prospectus or that any selling shareholder will not transfer, devise or gift its shares by other means not described in this prospectus.

   Those sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

   In the event of any such offering, we will distribute a revised prospectus or prospectus supplement, if required, which will provide the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents or any discounts, commissions and other items constituting compensation from the selling shareholders or us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. We will file that prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, with the SEC to reflect the disclosure of additional information with respect to the distribution of those shares.

   To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any broker, dealer, agent or underwriter regarding the sale by any selling shareholder of shares of preferred stock or common stock covered by this prospectus.

   The selling shareholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M which may limit the timing of purchases and sales of any shares by the selling shareholders and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods before the commencement of the distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

   Under the terms of the registration rights agreement, holders of securities covered by a shelf registration statement, on the one hand, and us, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

   Under the registration rights agreement, we have agreed to pay substantially all expenses of the registration, offering and sale of the shares of preferred stock and common stock covered by this prospectus to the public, including SEC filing fees and expenses of compliance with state securities or "blue sky" laws. However, the selling shareholders will pay all underwriting discounts, selling commissions and related fees, if any.

                                 LEGAL MATTERS

   Certain Bermuda legal matters with respect to the securities will be passed upon for us by Appleby, Spurling & Kempe. As of January 14, 2000, lawyers of Appleby, Spurling & Kempe who have participated in the preparation of this document beneficially owned approximately 4,000 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of Global Crossing and its subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements incorporated by reference in this Registration Statement of which this prospectus is a part to the Annual Report on Form 10-K of Frontier Corporation for the year ended December 31, 1998 and audited historical financial statements included on pages 22-42 of Frontier Corporation's Form 8-K dated January 26, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Global Marine Systems incorporated by reference in this prospectus have been incorporated by reference in reliance upon the report of KPMG Audit Plc, chartered accountants, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Racal Telecom incorporated by reference in this registration statement of which this prospectus is a part have been audited by Deloitte & Touche, independent auditors, as stated in their report incorporated by reference in this registration statement of which this prospectus is a part.

   The consolidated financial statements incorporated by reference in this registration statement of which this prospectus is a part of HCL Holdings Limited and subsidiaries have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

   We are organized under the laws of Bermuda. In addition, a number of our directors and officers reside outside of the United States and a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Furthermore, our Bermuda counsel, Appleby Spurling & Kempe, has advised us that there is doubt as to the enforcement in Bermuda, in original actions or in actions of enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to some conditions and exceptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


       10,000,000 Shares of 6 3/8% Cumulative Convertible Preferred Stock

                                      and

                     31,200,000 Shares of Common Stock


                              GLOBAL CROSSING LOGO





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

Item 14. Other Expenses of Issuance and Distribution.

   The registrant estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

      SEC registration fee.......................................... $  437,224
      Nasdaq National Market listing fee............................     17,500
      Bermuda Stock Exchange listing fee............................     20,000
      Printing and engraving expenses...............................    150,000
      Legal fees and expenses.......................................    250,000
      Accounting fees and expenses..................................    150,000
      Transfer agent and registrar fees.............................      5,000
      Miscellaneous.................................................     20,276
                                                                     ----------
        Total....................................................... $1,050,000

Item 15. Indemnification of Directors and Officers.

   The Bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

   The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

   The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

Item 16. Exhibits.

   The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 2.1     Agreement and Plan of Merger, dated as of March 16, 1999 (the
         "Frontier Merger Agreement"), among the Registrant, Frontier
         Corporation and GCF Acquisition Corp. (incorporated by reference to
         Exhibit 2 to the Registrant's Current Report on Form 8-K filed on
         March 19, 1999 (the "March 19, 1999 8-K")).
 2.2     Consent and Amendment No. 1 to the Frontier Merger Agreement, dated as of May 16, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on May 18, 1999 (the
         "May 18, 1999 8-K")).
 2.3     Amendment No. 2 to the Frontier Merger Agreement, dated as of
         September 2, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on September 3, 1999
         (the "September 3, 1999 8-K")).
 2.4     Sale and Purchase Agreement, dated as of April 26, 1999, between Cable
         & Wireless plc and the Registrant (incorporated by reference to
         Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on
         July 16, 1999 (the "July 16, 1999 8-K")).
 2.5     Amendment to the Sale and Purchase Agreement, dated as of June 25,
         1999, between Cable & Wireless plc and the Registrant (incorporated by reference to Exhibit 2.2 to the July 16, 1999 8-K).
 2.6     Agreement and Plan of Merger, dated as of May 16, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed on May 21, 1999
         (the "May 21, 1999 8-K")).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 2.7     Letter Agreement, dated as of May 16, 1999, between the Registrant and
         U S West, Inc. (incorporated by reference to Exhibit 99 to the May 21,
         1999 8-K).
 2.8     Termination Agreement, dated as of July 18, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit
         10.1 to the Registrant's Current Report on Form 8-K filed on July 20,
         1999 (the "July 20, 1999 8-K")).
 2.9     Agreement and Plan of Merger, dated as of February 22, 2000, among the
         Registrant, Georgia Merger Sub Corporation, IPC Communications, Inc.,
         IPC Information Systems, Inc., Idaho Merger Sub Corporation and IXnet,
         Inc. (incorporated by reference to Exhibit 2.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 3.1     Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-
         1/A filed on July 2, 1998 (the "July 2, 1998 S-1/A")).
 3.2     Certificate of Incorporation of Change of Name of the Registrant dated
         April 30, 1998 (incorporated by reference to Exhibit 3.3 to the
         Registrant's Registration Statement on Form S-1/A filed on July 23,
         1998 (the "July 23, 1998 S-1/A")).
 3.3     Memorandum of Increase of Share Capital of the Registrant dated July
         9, 1998 (incorporated by reference to Exhibit 3.4 to the July 23, 1998
         S-1/A).
 3.4     Memorandum of Increase of Share Capital of the Registrant dated
         September 27, 1999 (incorporated by reference to Exhibit 3.1 to the
         Registrant's Quarterly Report on Form 10-Q filed on November 15, 1999
         (the "November 15, 1999 10-Q")).
 3.5     Bye-laws of the Registrant as in effect on October 14, 1999
         (incorporated by reference to Exhibit 3.2 to the November 15, 1999 10-
         Q).
 3.6     Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock of the Registrant dated November 5, 1999 (incorporated by reference to Exhibit 3.3 to the November 15, 1999 10-Q).
 3.7     Certificate of Designations of 7% Cumulative Convertible Preferred
         Stock of the Registrant, dated December 15, 1999 (incorporated by reference to Exhibit 3.9 to the Global Crossing Holdings Ltd.
         Registration Statement on Form S-4 filed on January 11, 2000 (File No.
         333-94449)).
 3.8     Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock, Series B, of the Registrant, dated January 12, 2000
         (incorporated by reference to Exhibit 3.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 4.1     Certificate of Designations of 10 1/2% Senior Exchangeable Preferred
         Stock Due 2008 of Global Crossing Holdings Ltd. dated December 1, 1998
         (incorporated by reference to Schedule A to Exhibit 3.2 to the Global
         Crossing Holdings Ltd. Registration Statement on Form S-4 filed on
         December 22, 1998.)
 4.2     Indenture, dated as of May 18, 1998, between Global Crossing Holdings
         Ltd. and United States Trust Company of New York, as Trustee
         (incorporated by reference to Exhibit 4.2 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on December 22,
         1998).
 4.3     Supplemental Indenture, dated as of June 25, 1999, between Global
         Crossing Holdings Ltd. and United States Trust Company of New York, to
         the Indenture dated as of May 18, 1998 (incorporated by reference to
         Exhibit 4.4 to the Registrant's Registration Statement on Form S-4
         filed on July 12, 1999).
 4.4     Credit Agreement, dated as of July 2, 1999, among the Registrant,
         Global Crossing Holdings Ltd., the Lenders party thereto and The Chase
         Manhattan Bank as Administrative Agent (incorporated by reference to
         Exhibit 10.7 to the Registrant's Registration Statement on Form S-4/A
         filed on August 5, 1999).
 4.5     Indenture, dated as of November 19, 1999, among Global Crossing Ltd.,
         Global Crossing Holdings Ltd. and United States Trust Company of New
         York (incorporated by reference to Exhibit 4.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11,
         2000 (File No. 333-94449)).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------

         Except as hereinabove provided, there is no instrument with respect to long-term debt of the Registrant and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of the Registrant. The Registrant agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.
 5.1     Opinion of Appleby, Spurling & Kempe (filed herewith).
 10.1    Project Development and Construction Contract, dated as of March 18,
         1997, among AT&T Submarine Systems, Inc. and Atlantic Crossing Ltd.
         (formerly Global Telesystems Ltd.) (incorporated by reference to
         Exhibit 10.2 to the July 23, 1998 S-1/A).
 10.2    Project Development and Construction Contract, dated as of April 21,
         1998, among Tyco Submarine Systems, Ltd. and Pacific Crossing Ltd.
         (incorporated by reference to Exhibit 10.3 to the July 23, 1998 S-
         1/A).
 10.3    Project Development and Construction Contract, dated as of June 2,
         1998, among Alcatel Submarine Networks and Mid-Atlantic Crossing Ltd.
         (incorporated by reference to Exhibit 10.4 to the July 23, 1998 S-
         1/A).
 10.4    Project Development and Construction Contract, dated as of July 21,
         1998, among Tyco Submarine Systems, Ltd. and Pan American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Registrant's
         Quarterly Report on Form 10-Q filed on November 16, 1998).
 10.5    Project Development and Construction Contract, dated as of July 30,
         1999, among Alcatel Submarine Networks and South American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4/A filed on March 23,
         2000 (File No. 333-94449)) (portions have been omitted pursuant to a request for confidential treatment).
 10.6 Lease made as of October 1, 1999 between North Crescent Realty V, LLC and Global Crossing Development Company (incorporated by reference to
         Exhibit 10.1 to the November 15, 1999 10-Q).
 10.7    Form of Stockholders Agreement dated as of August 12, 1998 among the
         Registrant and the investors named therein (incorporated by reference to Exhibit 9.1 to the July 23, 1998 S-1/A).
 10.8 Form of Registration Rights Agreement dated as of August 12, 1998 among the Registrant and the investors named therein (incorporated by reference to Exhibit 4.4 to the July 23, 1998 S-1/A).
 10.9 Voting Agreement, dated as of March 16, 1999, among certain shareholders of the Registrant parties thereto, Frontier Corporation and, for certain purposes only, the Registrant (incorporated by reference to Exhibit 10.2 to the March 19, 1999 8-K).

 10.10   Second Reaffirmation of Voting Agreement and Share Transfer
         Restriction Agreement, dated as of September 2, 1999 (incorporated by reference to Annex S-B to the joint proxy statement/prospectus supplement included in the Registrant's Registration Statement on Form
         S-4 filed on September 8, 1999 (the "September 8, 1999 S-4").
 10.11 Share Transfer Restriction Agreement, dated as of September 2, 1999, among certain shareholders of Global Crossing Ltd., certain shareholders of Frontier Corporation and Global Crossing Ltd.
         (incorporated by reference to Annex S-C to the joint proxy statement/prospectus supplement included in the September 8, 1999 S-
         4).
 10.12 Tender Offer and Purchase Agreement, dated as of May 16, 1999, between the Registrant and U S WEST, Inc. (incorporated by reference to
         Exhibit (c)(2) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21,
         1999).
 10.13   Standstill Agreement dated as of May 16, 1999 between U S WEST, Inc.
         and the Registrant (incorporated by reference to Exhibit (c)(4) to U S
         WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.14   Voting Agreement dated as of May 16, 1999 between U S WEST, Inc. and the Registrant (incorporated by reference to Exhibit (c)(3) to U S
         WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.15   Tender and Voting Agreement dated as of May 16, 1999 among U S WEST,
         Inc., the Registrant and the shareholders party thereto (incorporated by reference to Exhibit (c)(5) to U S WEST, Inc.'s Schedule 14D-1
         filed on May 21, 1999).
 10.16   Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(6) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.17   Transfer Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(8) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.18   Amendment No. 1 dated as of July 18, 1999 to Tender Offer and Purchase
         Agreement dated as of May 16 1999 between the Registrant and U S WEST,
         Inc. (incorporated by reference to Exhibit 10.2 to the July 20, 1999
         8-K).
 10.19   Agreement, dated as of July 18, 1999, between Qwest Communications
         International Inc. and the Registrant (incorporated by reference to
         Exhibit 10.3 to the July 20, 1999 8-K).
 10.20   Agreement, dated as of July 18, 1999, between Global Crossing Holdings
         Ltd. and Qwest Communications International Inc. (incorporated by reference to Exhibit 10.4 to the July 20, 1999 8-K).
 10.21   Registration Rights Agreement, dated as of November 5, 1999, among the
         Registrant and the initial purchasers of the Registrant's 6 3/8%
         Cumulative Convertible Preferred Stock named therein (previously filed with this Registration Statement).
 10.22   1998 Global Crossing Ltd. Stock Incentive Plan, as amended and restated effective December 7, 1999 (incorporated by reference to
         Exhibit 10.21 to the Global Crossing Holdings Ltd. Registration
         Statement on Form S-4 filed on January 11, 2000 (File No. 333-94449)).
 10.23   Form of Non-Qualified Stock Option Agreement as in effect on September
         30, 1999 (incorporated by reference to Exhibit 10.2 to the November
         15, 1999 10-Q).
 10.24   Frontier Corporation Supplemental Retirement Savings Plan as amended and restated effective January 1, 1996 (incorporated by reference to
         Exhibit 10.13 to Frontier Corporation's Annual Report on Form 10-K
         filed March 28, 1997).
 10.25   Amendment No. 1, effective March 16, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.2 to Frontier Corporation's Quarterly Report on Form 10-Q
         filed August 3, 1999).
 10.26   Amendment No. 2, dated September 21, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.5 to the November 15, 1999 10-Q).
 10.27   Employment Agreement dated as of February 19, 1999 between the
         Registrant and Robert Annunziata (incorporated by reference to Exhibit
         10.8 to the Registrant's Quarterly Report on Form 10-Q filed on May
         10, 1999).
 10.28   Executive Contract dated January 1, 1998 between Joseph P. Clayton and
         Frontier Corporation (incorporated by reference to Exhibit 10.22 to
         Frontier Corporation's Annual Report on Form 10-K filed March 26,
         1998).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.29   Amendment dated May 1, 1999 to Executive Contract between Joseph P.
         Clayton and Frontier Corporation (incorporated by reference to Exhibit
         10.9 to the November 15, 1999 10-Q).
 10.30   Sale Agreement, dated October 10, 1999, among Controls and
         Communications Limited, The Racal Corporation, Racal Electronics plc
         and the Registrant (incorporated by reference to Exhibit 2.1 of the
         Registrant's Current Report on Form 8-K filed on October 21, 1999).
 10.31   Subscription and Sale and Purchase Agreement, dated November 15, 1999, among Hutchison Whampoa Limited, Hutchison Telecommunications Limited,
         the Registrant and HCL Holdings Limited (incorporated by reference to
         Exhibit 10.33 to the Global Crossing Holdings Ltd. Registration
         Statement on Form S-4 filed on January 11, 2000 (File No. 333-94449)).
 10.32   Registration Rights Agreement, dated as of December 15, 1999, among the Registrant and the initial purchasers of the Registrant's 7%
         Cumulative Convertible Preferred Stock named therein (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement
         on Form S-3 (File No. 333-94803) filed on January 18, 2000).
 10.33   Employment Agreement, dated as of December 5, 1999, between the
         Registrant and Leo J. Hindery, Jr. (incorporated by reference to
         Exhibit 10.32 to the Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 10.34   Form of Change in Control Agreement between the Registrant and
         Executive Officers of the Registrant approved by the Board of
         Directors in January 2000 (incorporated by reference to Exhibit 10.33 to the Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 10.35   Employment Agreement, dated as of December 3, 1999, between the
         Registrant and John A. Scarpati (incorporated by reference to Exhibit
         10.36 to Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 12.1    Statement of Computation of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 21.1    Subsidiaries of the Registrant (incorporated by reference to Exhibit
         21.1 to Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 23.1    Consent of Arthur Andersen (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of KPMG Audit Plc (filed herewith).
 23.4    Consent of Deloitte & Touche (filed herewith).
 23.5    Consent of PricewaterhouseCoopers (filed herewith).
 23.6    Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).
 24.1    Power of Attorney of the Registrant (previously filed with this
         Registration Statement).

Item 17. Undertakings.

   (1) The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (e) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 28, 2000.

                                          Global Crossing Ltd.

                                          By:
                                                   /s/ Dan J. Cohrs
                                             ----------------------------------

                                             Name: Dan J. Cohrs

                                             Title: Senior Vice President and
                                             Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                           Capacity                Date
                 ---------                           --------                ----

                    /*/                     Chairman of the Board and   March 28, 2000
___________________________________________  Director
               Gary Winnick

                    /*/                     Co-Chairman of the Board    March 28, 2000
___________________________________________  and Director
             Lodwrick M. Cook

                    /*/                     Vice Chairman of the Board  March 28, 2000
___________________________________________  and Director
              Thomas J. Casey

                    /*/                     Director; Vice Chairman of  March 28, 2000
___________________________________________  the Board, Asia Global
              Jack M. Scanlon                Crossing

            /s/ Leo J. Hindery              Chief Executive Officer     March 28, 2000
___________________________________________  and Director
              Leo J. Hindery

                    /*/                     President, Chief Operating  March 28, 2000
___________________________________________  Officer and Director
               David L. Lee
                    /*/                     Senior Vice President and   March 28, 2000
___________________________________________  Director
               Barry Porter


                 Signature                           Capacity                Date
                 ---------                           --------                ----

                    /*/                     Senior Vice President and   March 28, 2000
___________________________________________  Director
              Abbott L. Brown

                    /*/                     Senior Vice President and   March 28, 2000
___________________________________________  Chief Financial Officer
               Dan J. Cohrs                  (principal financial
                                             officer and principal
                                             accounting officer)

                    /*/                     Director                    March 28, 2000
___________________________________________
               Jay R. Bloom

                    /*/                     Director                    March 28, 2000
___________________________________________
             William E. Conway

                    /*/                     Director                    March 28, 2000
___________________________________________
              Dean C. Kehler

                    /*/                     Director                    March 28, 2000
___________________________________________
            Geoffrey J.W. Kent

                    /*/                     Director                    March 28, 2000
___________________________________________
                Bruce Raben

                    /*/                     Director                    March 28, 2000
___________________________________________
             Michael R. Steed

                    /*/                     Director                    March 28, 2000
___________________________________________
             Robert Annunziata

                    /*/                     Director                    March 28, 2000
___________________________________________
             James F. McDonald

                    /*/                     Director                    March 28, 2000
___________________________________________
               Eric Hippeau

                    /*/                     Director                    March 28, 2000
___________________________________________
             Joseph P. Clayton

                    /*/                     Director                    March 28, 2000
___________________________________________
          Douglas H. McCorkindale
                                            Director
___________________________________________
                Canning Fok

*By Power of Attorney

             /s/ Dan J. Cohrs               Attorney-in-Fact            March 28, 2000
___________________________________________
               Dan J. Cohrs

                                 EXHIBIT INDEX

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  2.1    Agreement and Plan of Merger, dated as of March 16, 1999 (the
         "Frontier Merger Agreement"), among the Registrant, Frontier
         Corporation and GCF Acquisition Corp. (incorporated by reference to
         Exhibit 2 to the Registrant's Current Report on Form 8-K filed on
         March 19, 1999 (the "March 19, 1999 8-K")).
  2.2    Consent and Amendment No. 1 to the Frontier Merger Agreement, dated as of May 16, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on May 18, 1999 (the
         "May 18, 1999 8-K")).
  2.3    Amendment No. 2 to the Frontier Merger Agreement, dated as of
         September 2, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on September 3, 1999
         (the "September 3, 1999 8-K")).
  2.4    Sale and Purchase Agreement, dated as of April 26, 1999, between Cable
         & Wireless plc and the Registrant (incorporated by reference to
         Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on
         July 16, 1999 (the "July 16, 1999 8-K")).
  2.5    Amendment to the Sale and Purchase Agreement, dated as of June 25,
         1999, between Cable & Wireless plc and the Registrant (incorporated by reference to Exhibit 2.2 to the July 16, 1999 8-K).
  2.6    Agreement and Plan of Merger, dated as of May 16, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed on May 21, 1999
         (the "May 21, 1999 8-K")).
  2.7    Letter Agreement, dated as of May 16, 1999, between the Registrant and
         U S West, Inc. (incorporated by reference to Exhibit 99 to the May 21,
         1999 8-K).
  2.8    Termination Agreement, dated as of July 18, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit
         10.1 to the Registrant's Current Report on Form 8-K filed on July 20,
         1999 (the "July 20, 1999 8-K")).
  2.9    Agreement and Plan of Merger, dated as of February 22, 2000, among the
         Registrant, Georgia Merger Sub Corporation, IPC Communications, Inc.,
         IPC Information Systems, Inc., Idaho Merger Sub Corporation and IXnet,
         Inc. (incorporated by reference to Exhibit 2.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
  3.1    Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-
         1/A filed on July 2, 1998 (the "July 2, 1998 S-1/A")).
  3.2    Certificate of Incorporation of Change of Name of the Registrant dated
         April 30, 1998 (incorporated by reference to Exhibit 3.3 to the
         Registrant's Registration Statement on Form S-1/A filed on July 23,
         1998 (the "July 23, 1998 S-1/A")).
  3.3    Memorandum of Increase of Share Capital of the Registrant dated July
         9, 1998 (incorporated by reference to Exhibit 3.4 to the July 23, 1998
         S-1/A).
  3.4    Memorandum of Increase of Share Capital of the Registrant dated
         September 27, 1999 (incorporated by reference to Exhibit 3.1 to the
         Registrant's Quarterly Report on Form 10-Q filed on November 15, 1999
         (the "November 15, 1999 10-Q")).
  3.5    Bye-laws of the Registrant as in effect on October 14, 1999
         (incorporated by reference to Exhibit 3.2 to the November 15, 1999 10-
         Q).
  3.6    Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock of the Registrant dated November 5, 1999 (incorporated by reference to Exhibit 3.3 to the November 15, 1999 10-Q).
  3.7    Certificate of Designations of 7% Cumulative Convertible Preferred
         Stock of the Registrant, dated December 15, 1999 (incorporated by reference to Exhibit 3.9 to the Global Crossing Holdings Ltd.
         Registration Statement on Form S-4 filed on January 11, 2000 (File No.
         333-94449)).
  3.8    Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock, Series B, of the Registrant, dated January 12, 2000
         (incorporated by reference to Exhibit 3.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  4.1    Certificate of Designations of 10 1/2% Senior Exchangeable Preferred
         Stock Due 2008 of Global Crossing Holdings Ltd. dated December 1, 1998
         (incorporated by reference to Schedule A to Exhibit 3.2 to the Global
         Crossing Holdings Ltd. Registration Statement on Form S-4 filed on
         December 22, 1998.)
  4.2    Indenture, dated as of May 18, 1998, between Global Crossing Holdings
         Ltd. and United States Trust Company of New York, as Trustee
         (incorporated by reference to Exhibit 4.2 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on December 22,
         1998).
  4.3    Supplemental Indenture, dated as of June 25, 1999, between Global
         Crossing Holdings Ltd. and United States Trust Company of New York, to
         the Indenture dated as of May 18, 1998 (incorporated by reference to
         Exhibit 4.4 to the Registrant's Registration Statement on Form S-4
         filed on July 12, 1999).
  4.4    Credit Agreement, dated as of July 2, 1999, among the Registrant,
         Global Crossing Holdings Ltd., the Lenders party thereto and The Chase
         Manhattan Bank as Administrative Agent (incorporated by reference to
         Exhibit 10.7 to the Registrant's Registration Statement on Form S-4/A
         filed on August 5, 1999).
  4.5    Indenture, dated as of November 19, 1999, among Global Crossing Ltd.,
         Global Crossing Holdings Ltd. and United States Trust Company of New
         York (incorporated by reference to Exhibit 4.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11,
         2000 (File No. 333-94449)).
         Except as hereinabove provided, there is no instrument with respect to long-term debt of the Registrant and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of the Registrant. The Registrant agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.
  5.1    Opinion of Appleby, Spurling & Kempe (filed herewith).
 10.1    Project Development and Construction Contract, dated as of March 18,
         1997, among AT&T Submarine Systems, Inc. and Atlantic Crossing Ltd.
         (formerly Global Telesystems Ltd.) (incorporated by reference to
         Exhibit 10.2 to the July 23, 1998 S-1/A).
 10.2    Project Development and Construction Contract, dated as of April 21,
         1998, among Tyco Submarine Systems, Ltd. and Pacific Crossing Ltd.
         (incorporated by reference to Exhibit 10.3 to the July 23, 1998 S-
         1/A).
 10.3    Project Development and Construction Contract, dated as of June 2,
         1998, among Alcatel Submarine Networks and Mid-Atlantic Crossing Ltd.
         (incorporated by reference to Exhibit 10.4 to the July 23, 1998 S-
         1/A).
 10.4    Project Development and Construction Contract, dated as of July 21,
         1998, among Tyco Submarine Systems, Ltd. and Pan American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Registrant's
         Quarterly Report on Form 10-Q filed on November 16, 1998).
 10.5    Project Development and Construction Contract, dated as of July 30,
         1999, among Alcatel Submarine Networks and South American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11,
         2000
         (File No. 333-94449)).
 10.6    Lease made as of October 1, 1999 between North Crescent Realty V, LLC and Global Crossing Development Company (incorporated by reference to
         Exhibit 10.1 to the November 15, 1999 10-Q).
 10.7    Form of Stockholders Agreement dated as of August 12, 1998 among the
         Registrant and the investors named therein (incorporated by reference to Exhibit 9.1 to the July 23, 1998 S-1/A).
 10.8    Form of Registration Rights Agreement dated as of August 12, 1998 among the Registrant and the investors named therein (incorporated by reference to Exhibit 4.4 to the July 23, 1998 S-1/A).

Exhibit
Number                                   Exhibit Description
-------                                  -------------------
10.9     Voting Agreement, dated as of March 16, 1999, among certain shareholders of the
         Registrant parties thereto, Frontier Corporation and, for certain purposes only, the
         Registrant (incorporated by reference to Exhibit 10.2 to the March 19, 1999 8-K).
10.10    Second Reaffirmation of Voting Agreement and Share Transfer Restriction Agreement,
         dated as of September 2, 1999 (incorporated by reference to Annex S-B to the joint proxy statement/prospectus supplement included in the Registrant's Registration
         Statement on Form S-4 filed on September 8, 1999 (the "September 8, 1999 S-4").
10.11    Share Transfer Restriction Agreement, dated as of September 2, 1999, among certain shareholders of Global Crossing Ltd., certain shareholders of Frontier Corporation and Global Crossing Ltd. (incorporated by reference to Annex S-C to the joint proxy statement/prospectus supplement included in the September 8, 1999 S-4).
10.12    Tender Offer and Purchase Agreement, dated as of May 16, 1999, between the
         Registrant and U S WEST, Inc. (incorporated by reference to Exhibit (c)(2) to U S
         WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
10.13    Standstill Agreement dated as of May 16, 1999 between U S WEST, Inc. and the
         Registrant (incorporated by reference to Exhibit (c)(4) to U S WEST, Inc.'s Schedule
         14D-1 filed on May 21, 1999).
10.14    Voting Agreement dated as of May 16, 1999 between U S WEST, Inc. and the Registrant
         (incorporated by reference to Exhibit (c)(3) to U S WEST, Inc.'s Schedule 14D-1
         filed on May 21, 1999).
10.15    Tender and Voting Agreement dated as of May 16, 1999 among U S WEST, Inc., the
         Registrant and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(5) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
10.16    Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit (c)(6) to U S WEST, Inc.'s Schedule
         14D-1 filed on May 21, 1999).
10.17    Transfer Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit (c)(8) to U S WEST,
         Inc.'s Schedule 14D-1 filed on May 21, 1999).
10.18    Amendment No. 1 dated as of July 18, 1999 to Tender Offer and Purchase Agreement
         dated as of May 16 1999 between the Registrant and U S WEST, Inc. (incorporated by reference to Exhibit 10.2 to the July 20, 1999 8-K).
10.19    Agreement, dated as of July 18, 1999, between Qwest Communications International
         Inc. and the Registrant (incorporated by reference to Exhibit 10.3 to the July 20,
         1999 8-K).
10.20    Agreement, dated as of July 18, 1999, between Global Crossing Holdings Ltd. and
         Qwest Communications International Inc. (incorporated by reference to Exhibit 10.4 to the July 20, 1999 8-K).
10.21    Registration Rights Agreement, dated as of December 5, 1999, among the Registrant and the initial purchasers of the Registrant's 7% Cumulative Convertible Preferred
         Stock named therein (previously filed with this Registration Statement).
10.22    1998 Global Crossing Ltd. Stock Incentive Plan, as amended and restated effective
         December 7, 1999 (incorporated by reference to Exhibit 10.21 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11, 2000 (File No.
         333-94449)).
10.23    Form of Non-Qualified Stock Option Agreement as in effect on September 30, 1999
         (incorporated by reference to Exhibit 10.2 to the November 15, 1999 10-Q).

 Exhibit
 Number                                   Exhibit Description
 -------                                  -------------------
 10.24   Frontier Corporation Supplemental Retirement Savings Plan as amended and restated
         effective January 1, 1996 (incorporated by reference to Exhibit 10.13 to Frontier
         Corporation's Annual Report on Form 10-K filed March 28, 1997).
 10.25   Amendment No. 1, effective March 16, 1999, to Frontier Corporation Supplemental
         Retirement Savings Plan (incorporated by reference to Exhibit 10.2 to Frontier
         Corporation's Quarterly Report on Form 10-Q filed August 3, 1999).
 10.26   Amendment No. 2, dated September 21, 1999, to Frontier Corporation Supplemental
         Retirement Savings Plan (incorporated by reference to Exhibit 10.5 to the November
         15, 1999 10-Q).
 10.27   Employment Agreement dated as of February 19, 1999 between the Registrant and Robert
         Annunziata (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly
         Report on Form 10-Q filed on May 10, 1999).
 10.28   Executive Contract dated January 1, 1998 between Joseph P. Clayton and Frontier
         Corporation (incorporated by reference to Exhibit 10.22 to Frontier Corporation's
         Annual Report on Form 10-K filed March 26, 1998).
 10.29   Amendment dated May 1, 1999 to Executive Contract between Joseph P. Clayton and
         Frontier Corporation (incorporated by reference to Exhibit 10.9 to the November 15,
         1999 10-Q).
 10.30   Sale Agreement, dated October 10, 1999, among Controls and Communications Limited,
         The Racal Corporation, Racal Electronics plc and the Registrant (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed on
         October 21, 1999).
 10.31   Subscription and Sale and Purchase Agreement, dated November 15, 1999, among
         Hutchison Whampoa Limited, Hutchison Telecommunications Limited, the Registrant and
         HCL Holdings Limited (incorporated by reference to Exhibit 10.33 to the Global
         Crossing Holdings Ltd. Registration Statement on Form S-4 filed on January 11, 2000
         (File No. 333-94449)).
 10.32   Registration Rights Agreement, dated as of December 15, 1999, among the Registrant and the initial purchasers of the Registrant's 7% Cumulative Convertible Preferred
         Stock named therein (incorporated by reference to Exhibit 10.21 to the Registrant's
         Registration Statement on Form S-3 (File No. 333-94803) filed on January 18, 2000).
 10.33   Employment Agreement, dated as of December 5, 1999, between the Registrant and Leo
         J. Hindery, Jr. (incorporated by reference to Exhibit 10.32 to the Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 10.34   Form of Change in Control Agreement between the Registrant and Executive Officers of the Registrant approved by the Board of Directors in January 2000 (incorporated by reference to Exhibit 10.33 to the Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 10.35   Employment Agreement, dated as of December 3, 1999, between the Registrant and John
         A. Scarpati (incorporated by reference to Exhibit 10.36 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 12.1    Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Registrant's annual report on Form 10-K for year ended
         December 31, 1999).
 21.1    Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to
         Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 23.1    Consent of Arthur Andersen (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of KPMG Audit Plc (filed herewith).
 23.4    Consent of Deloitte & Touche (filed herewith).
 23.5    Consent of PricewaterhouseCoopers (filed herewith).
 23.6    Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).
 24.1    Power of Attorney of the Registrant (previously filed with this Registration
         Statement).